                                                                    EXHIBIT 4.1


================================================================================


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                        ARRIS PHARMACEUTICAL CORPORATION,
                             a Delaware corporation;


                          BEAGLE ACQUISITION SUB, INC,
                          a California corporation; and


                           SEQUANA THERAPEUTICS, INC.,
                            a California corporation



                           ---------------------------

                          Dated as of November 2, 1997

                           ---------------------------


================================================================================

                                TABLE OF CONTENTS


                                                                            PAGE

SECTION 1.   DESCRIPTION OF TRANSACTION......................................  2
      1.1    Merger of Merger Sub into the Company...........................  2
      1.2    Effect of the Merger............................................  2
      1.3    Closing; Effective Time.........................................  2
      1.4    Articles of Incorporation and Bylaws; Directors and Officers....  2
      1.5    Conversion of Shares............................................  3
      1.6    Closing of the Company's Transfer Books.........................  4
      1.7    Exchange of Certificates........................................  4
      1.8    Dissenting Shares...............................................  6
      1.9    Tax Consequences................................................  6
      1.10   Accounting Consequences.........................................  7
      1.11   Further Action..................................................  7

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  7
      2.1    Due Organization; Subsidiaries; Etc.............................  7
      2.2    Articles of Incorporation and Bylaws. ..........................  8
      2.3    Capitalization, Etc.............................................  8
      2.4    SEC Filings; Financial Statements............................... 10
      2.5    Absence of Changes.............................................. 10
      2.6    Title to Assets................................................. 11
      2.7    Parke-Davis Agreement........................................... 11
      2.8    Payments Under Corporate Partnering Agreements.................. 11
      2.9    Real Property; Equipment; Leasehold............................. 12
      2.10   Proprietary Assets.............................................. 12
      2.11   Material Contracts.............................................. 14
      2.12   Liabilities..................................................... 17
      2.13   Compliance with Legal Requirements.............................. 17
      2.14   Certain Business Practices...................................... 17
      2.15   Governmental Authorizations..................................... 17
      2.16   Tax Matters..................................................... 18
      2.17   Employee and Labor Matters; Benefit Plans....................... 19
      2.18   Environmental Matters........................................... 21
      2.19   Insurance....................................................... 22
      2.20   Transactions with Affiliates.................................... 22
      2.21   Legal Proceedings; Orders....................................... 23
      2.22   Authority; Binding Nature of Agreement.......................... 23
      2.23   No Existing Discussions......................................... 24
      2.24   Vote Required................................................... 24
      2.25   Non-Contravention; Consents..................................... 24
      2.26   Fairness Opinion................................................ 25
      2.27   Financial Advisor............................................... 25
      2.28   Full Disclosure................................................. 25
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                                        i

                                TABLE OF CONTENTS
                                   (CONTINUED)


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
SECTION 3.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......... 25
      3.1    Due Organization, Subsidiaries, Etc............................. 26
      3.2    Certificate/Articles of Incorporation and Bylaws................ 26
      3.3    Capitalization, Etc............................................. 26
      3.4    SEC Filings; Financial Statements............................... 28
      3.5    Absence of Changes.............................................. 29
      3.6    Title to Assets................................................. 29
      3.7    Payments Under Corporate Partnering Agreements.................. 30
      3.8    Real Property; Equipment; Leasehold............................. 30
      3.9    Proprietary Assets.............................................. 31
      3.10   Material Contracts.............................................. 32
      3.11   Liabilities..................................................... 35
      3.12   Compliance with Legal Requirements.............................. 35
      3.13   Certain Business Practices...................................... 35
      3.14   Governmental Authorizations..................................... 35
      3.15   Tax Matters..................................................... 36
      3.16   Employee and Labor Matters; Benefit Plans....................... 37
      3.17   Environmental Matters........................................... 38
      3.18   Insurance....................................................... 39
      3.19   Transactions with Affiliates.................................... 39
      3.20   Legal Proceedings; Orders....................................... 40
      3.21   Authority; Binding Nature of Agreement.......................... 40
      3.22   No Existing Discussions......................................... 40
      3.23   Vote Required................................................... 40
      3.24   Non-Contravention; Consents..................................... 41
      3.25   Fairness Opinion................................................ 42
      3.26   Valid Issuance.................................................. 42
      3.27   Financial Advisor............................................... 42
      3.28   Full Disclosure................................................. 42

SECTION 4.   CERTAIN COVENANTS OF THE PARTIES................................ 42
      4.1    Access and Investigation........................................ 42
      4.2    Operation of the Company's Business............................. 43
      4.3    Operation of Parent's Business.................................. 46
      4.4    No Solicitation by Company...................................... 49
      4.5    No Solicitation by Parent....................................... 50

SECTION 5.   ADDITIONAL COVENANTS OF THE PARTIES............................. 52
      5.1    Registration Statement; Joint Proxy Statement................... 52
      5.2    Company Shareholders' Meeting................................... 53
      5.3    Parent Stockholders' Meeting.................................... 54
      5.4    Regulatory Approvals............................................ 55

                                TABLE OF CONTENTS
                                   (CONTINUED)


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
      5.5    Stock Options; ESPP............................................. 56
      5.6    Warrants........................................................ 56
      5.7    Indemnification of Officers and Directors....................... 57
      5.8    Additional Agreements........................................... 58
      5.9    Disclosure...................................................... 58
      5.10   Tax Matters..................................................... 59
      5.11   Letter of Accountants........................................... 59
      5.12   Resignation of Officers and Directors........................... 59
      5.13   FIRPTA Matters.................................................. 59
      5.14   Affiliate Agreements............................................ 60
      5.15   Election of Directors........................................... 60
      5.16   Registration Rights............................................. 60
      5.17   Modification of Corange Agreement............................... 61

SECTION 6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.... 61
      6.1    Accuracy of Representations..................................... 61
      6.2    Performance of Covenants........................................ 61
      6.3    Effectiveness of Registration Statement......................... 61
      6.4    Shareholder Approval............................................ 61
      6.5    Consents........................................................ 62
      6.6    Documents....................................................... 62
      6.7    No Material Adverse Change...................................... 62
      6.8    HSR Act......................................................... 62
      6.9    Listing......................................................... 62
      6.10   No Restraints................................................... 62
      6.11   No Governmental Litigation...................................... 63
      6.12   No Other Litigation............................................. 63
      6.13   Assumption of Warrants.......................................... 63

SECTION 7.   CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY............... 64
      7.1    Accuracy of Representations..................................... 64
      7.2    Performance of Covenants........................................ 64
      7.3    Effectiveness of Registration Statement......................... 64
      7.4    Shareholder Approval............................................ 64
      7.5    Documents....................................................... 64
      7.6    No Material Adverse Change...................................... 65
      7.7    HSR Act......................................................... 65
      7.8    Listing......................................................... 65
      7.9    No Restraints................................................... 65
      7.10   Directors....................................................... 65

                                TABLE OF CONTENTS
                                   (CONTINUED)


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
SECTION 8.   TERMINATION..................................................... 65
      8.1    Termination..................................................... 65
      8.2    Effect of Termination........................................... 67
      8.3    Expenses; Termination Fees...................................... 67

SECTION 9.   MISCELLANEOUS PROVISIONS........................................ 69
      9.1    Amendment....................................................... 69
      9.2    Waiver.......................................................... 69
      9.3    No Survival of Representations and Warranties................... 69
      9.4    Entire Agreement; Counterparts; Applicable Law.................. 69
      9.5    Jury Waiver..................................................... 70
      9.6    Disclosure Schedule............................................. 70
      9.7    Attorneys' Fees................................................. 70
      9.8    Assignability................................................... 70
      9.9    Notices......................................................... 70
      9.10   Cooperation..................................................... 71
      9.11   Construction.................................................... 71

                                AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


      THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of November 2, 1997, by and among: ARRIS PHARMACEUTICAL CORPORATION, a Delaware corporation ("Parent"); BEAGLE ACQUISITION SUB, INC., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and SEQUANA THERAPEUTICS, INC., a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

      A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

      B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is intended that the Merger be accounted for as a purchase.

      C. The respective boards of directors of Parent, Merger Sub and the Company have adopted this Agreement and approved the Merger.

      D. Certain shareholders of the Company have executed Voting and Non-Disposition Agreements in connection with the Merger.


                                       1.

                                    AGREEMENT

      The parties to this Agreement, intending to be legally bound, agree as follows:


SECTION 1.  DESCRIPTION OF TRANSACTION

      1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"). At the election of Parent, any direct wholly-owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties hereto agree to execute an appropriate amendment of this Agreement to reflect such substitution.

      1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law ("CGCL").

      1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be agreed by Parent and the Company (the "Closing Date"), which shall be no later than the tenth business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the CGCL shall be filed with the Secretary of State of the State of California. The Merger shall take effect at the time such agreement of merger is filed with the Secretary of State of the State of California (the "Effective Time").

      1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise agreed by Parent and the Company prior to the Effective Time:

            (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

            (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

            (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.


                                       2.

      1.5   CONVERSION OF SHARES.

            (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company or of Merger Sub:

                  (i) any shares of Company Common Stock then held by the Company or any subsidiary of the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                  (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                  (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b), 1.5(d) and 1.8, each share of Company Common Stock then outstanding shall be converted into the right to receive one and thirty five one hundredths (1.35) fully paid and nonassessable shares of Parent Common Stock; and

                  (iv) each share of the common stock, no par value, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

            (b)   The fraction of a share of Parent Common Stock specified in
Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is hereinafter referred to as the "Exchange Ratio." If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, exchange of shares or other similar transaction, or if Parent pays an extraordinary dividend or makes an extraordinary distribution, then the Exchange Ratio shall be appropriately adjusted.

            (c) Except as set forth in the Company Disclosure Schedule, if any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.


                                       3.

            (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq National Market on the date the Merger becomes effective.

      1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company except the right to receive
(i) certificates representing the number of fully paid and nonassessable shares of Parent Common Stock into which such shares of Company Common Stock were converted at the Effective Time and (ii) any cash in lieu of fractional shares of Parent Common Stock, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.7; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

      1.7   EXCHANGE OF CERTIFICATES.

            (a) On or prior to the Effective Time, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). As of the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with
Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions with respect to such shares with a record date on or after the Effective Time, are referred to collectively as the "Exchange Fund."

            (b) As soon as reasonably practicable after the Effective Time, and in any event within five (5) business days, the Exchange Agent will mail to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as


                                       4.

Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5, any cash in lieu of any fractional share(s) of Parent Common Stock, and any dividends or other distributions to which such holder is entitled, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock, any cash in lieu of any fractional share(s) of Parent Common Stock, and any dividends or other distributions to which such holder is entitled, each as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

            (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share nor any other cash payment shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends, distributions and cash payments, without interest).

            (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 365 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock


                                       5.

Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

            (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

      1.8 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock outstanding immediately prior to the Effective Time that are or may become "dissenting shares" within the meaning of Section 1300(b) of the CGCL ("Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a)(iii) (or cash in lieu of fractional shares in accordance with Section 1.5(d)), and each holder of Dissenting Shares shall be entitled only to such rights as may be granted to such holder under Chapter 13 of the CGCL. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to assert or perfect, or shall waive, rescind, withdraw or otherwise lose, such holder's right to dissent and obtain payment under Chapter 13 of the CGCL, then such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of Company Stock Certificate(s) previously representing such shares) Parent Common Stock in accordance with Section 1.5(a)(iii) (and cash in lieu of any fractional share in accordance with Section 1.5(d) and any dividends or other distributions to which such holder is entitled in accordance with
Section 1.7).

      1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.


                                       6.

      1.10 ACCOUNTING CONSEQUENCES. For financial reporting purposes, the Merger is intended to be accounted for as a purchase.

      1.11 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub, except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement and signed by an executive officer of the Company (the "Company Disclosure Schedule"), as follows:

      2.1   DUE ORGANIZATION; SUBSIDIARIES; ETC.

            (a) The Company has no Subsidiaries, except for the corporations identified in the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in the Company Disclosure Schedule. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations".) Except as set forth in the Company Disclosure Schedule, none of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth in the Company Disclosure Schedule, none of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Entity.

            (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

            (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except in jurisdictions where the failure to so qualify, individually and in the aggregate, would not have a Material Adverse Effect.


                                       7.

            (d) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name Sequana Therapeutics, Inc., and in the case of the Company's Subsidiaries, other than the names Nemapharm, Inc., Genescape, Inc. and GeneCore Biotechnologies, Inc.

      2.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has delivered to Parent accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

      2.3   CAPITALIZATION, ETC.

            (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, $.001 par value, of which, as of October 30, 1997, 10,258,091 shares were issued and outstanding; and (ii) 5,000,000 shares of preferred stock, $.001 par value, none of which are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation in future financings, right to maintain a percentage ownership position, or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any other securities of any Acquired Corporation.

            (b) As of the October 30, 1997: (i) 843,149 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1994 Incentive Stock Option Plan; (ii) 125,995 shares of Company Common Stock are reserved for future issuance under the Company's 1995 Employee Stock Purchase Plan (the "ESPP"); and (iii) 118,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1995 Director Option Plan. (Stock options granted by the Company pursuant to the 1994 Incentive Stock Option Plan and the 1995 Director Option Plan are referred to in this Agreement as "Company Options.") The Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise


                                       8.

price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedules, and the extent to which such Company Option is vested and exercisable as of October 30 1997; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans and forms of option grant pursuant to which the Company has granted any outstanding stock options. Except as set forth in the Company Disclosure Schedule, the Company did not grant any new Company Options between October 30, 1997 and the date hereof. The Company Disclosure Schedule sets forth the following information with respect to each outstanding warrant to purchase Company Common Stock: (1) the name of the holder of such warrant; (2) the number of shares of Company Common Stock subject to such warrant; (3) the exercise price of such warrant; (4) the date on which such warrant was issued; (5) the conditions, if any, limiting exercise of such warrant and (6) the date on which such warrant expires. The Company has delivered to Parent an accurate and complete copy of each such warrant.

            (c) Except as set forth in the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any other Acquired Corporation; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any other Acquired Corporation; (iii) shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company or any other Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) condition or circumstance that may reasonably give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any other Acquired Corporation. There are no bonds, debentures, notes or other indebtedness of the Company outstanding having the right to vote (or convertible into securities having the right to vote) on any matters on which the shareholders of the Company have the right to vote.

            (d) All outstanding securities of all of the Acquired Corporations, including shares of Company Common Stock, all outstanding Company Options, all outstanding warrants to purchase Company Common Stock, all outstanding rights under the ESPP and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

            (e) The Company Disclosure Schedule sets forth the capitalization and record and beneficial ownership of the outstanding securities of each Acquired Corporation. All of the outstanding shares of capital stock of the corporations identified in the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and are (other than Company Common Stock) owned beneficially and of record by the Company, free and clear of any Encumbrances.


                                       9.

      2.4   SEC FILINGS; FINANCIAL STATEMENTS.

            (a) The Company has listed in the Company Disclosure Schedule and has made available to Parent accurate and complete copies (excluding copies of exhibits) of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since June 14, 1995 (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied in all material respects as to form with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby.

            (c) Since June 30, 1997, the Company and its Subsidiaries have not incurred any liabilities of the type required under GAAP to be recorded on a balance sheet or in the footnotes thereto except liabilities incurred in the ordinary course of business.

      2.5   ABSENCE OF CHANGES. Since December 31, 1996:

            (a) there has not been any Material Adverse Change in the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

            (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);


                                      10.

            (c) there has not been any transaction, commitment, or other event or condition (financial or otherwise) which would be prohibited by Section 4.2(b)(i), (iv), (xii), (xiii), or (xiv) if it were to be effected, accepted or were to take place, between the date hereof and the Effective Time.

      2.6 TITLE TO ASSETS. Except as set forth in the Company Disclosure Schedule, the Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: all assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (a) any lien for current taxes not yet due and payable, (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (c) liens described in the Company Disclosure Schedule.

      2.7 PARKE-DAVIS AGREEMENT. An accurate and complete copy of the agreement (the "Parke-Davis Agreement") between the Company and Parke-Davis, a division of the Warner-Lambert Company ("Parke-Davis") has been delivered to Parent. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to herein nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement requires the consent or approval of Parke-Davis nor does such execution, delivery, performance or consummation contravene or conflict with or result in a violation of any of the terms or requirements of the Parke-Davis Agreement. Parke-Davis has been informed of this Agreement and the Merger and, to the best of knowledge of the Company, Parke-Davis has no objection to this Agreement or to the Merger or to complying with all of its obligations under the Parke-Davis Agreement during the pendency or after the consummation of the Merger, subject to Warner-Lambert's right to terminate the agreement as set forth therein.

      2.8 PAYMENTS UNDER CORPORATE PARTNERING AGREEMENTS. Except as previously disclosed to Parent, all amounts charged to Boehringer Ingelheim GmbH, Corange International Ltd., Glaxo Inc., Genos BioSciences, Inc. and Mount Sinai Hospital Corporation (the "Corporate Partners") for reimbursement or payments in accordance with the agreements between the Company and such Persons represent amounts due to the Company under the terms of such agreements for actual work or services performed or, in the case of advance payments, work or services to be performed, or milestones met.

            (a) Except as previously disclosed to Parent, the Company has received all amounts that are owed and due to be paid to the Company under such agreements prior to the date of this Agreement. For each such payment received by the Company under any such agreement, any revenue that the Company recognized with respect to such payment was recognized in accordance with generally accepted accounting principles.


                                      11.

            (b) Except as previously disclosed to Parent, the Company's research program with respect to the TUBBY gene and related genes has not been funded by any Corporate Partner in any manner or to any extent, and no Corporate Partner has any rights in any information, results, data or intellectual property rights resulting from or based upon such research project.

            (c) Except as previously disclosed to Parent, the Company Disclosure Schedule identifies all facts of which the Company has knowledge that a Corporate Partner is considering, intending or planning to terminate any of the agreements between any such Corporate Partner and the Company, or any research program under such agreement.

            (d) The Company did not exercise its option to enter into Phase II under the Letter Agreement dated July 16, 1996 among the Company, Cold Spring Harbor Laboratory and John Hopkins University (the "Cold Spring Letter Agreement") and has no ongoing or future financial obligation to any other Person under the Cold Spring Letter Agreement.

      2.9   REAL PROPERTY; EQUIPMENT; LEASEHOLD.

            (a) None of the Acquired Corporations owns any real property or any interest in real property, except for the leasehold created under the real property lease(s) set forth in the Company Disclosure Schedule. Complete and correct copies of such lease have previously been delivered to Parent by the Company.

            (b) All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are reasonably adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted and in the manner in which such business is required to be conducted pursuant to Contracts to which the Company is a party and which are in effect on the date hereof.

      2.10  PROPRIETARY ASSETS.

            (a) The Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. The Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $25,000 per year with respect to, each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. Excluding the payments required under the Acquired Corporation Contracts set forth in the Company Disclosure Schedule, the


                                      12.

aggregate amounts payable by the Acquired Corporations for ongoing royalty or license payments (except payments made in connection with provision to the Company of tissue samples) do not exceed $75,000 per year. Excluding the payments required under Contracts set forth in the Company Disclosure Schedule, the aggregate amounts payable by the Acquired Corporations for ongoing payments made or to be made in connection with the provision to the Acquired Corporations of tissue samples do not exceed $200,000. The Acquired Corporations have good, valid and marketable title to all of the Acquired Corporation Proprietary Assets (except for licensed assets), free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Acquired Corporation Proprietary Assets. Except as set forth in the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has any rights. Except as set forth in the Company Disclosure Schedule, there is no Acquired Corporation Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset.

            (b) The Acquired Corporations have taken all reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Except where the failure to obtain such agreements would not impair the value of any Acquired Corporation Proprietary Asset, the Acquired Corporations have obtained, from all current and former employees of the Acquired Corporations and from all current and former consultants and independent contractors to the Acquired Corporations, signed agreements appropriately restricting the use and disclosure of the Company Proprietary Assets, and providing for assignment to the Acquired Corporations of the Company Proprietary Assets developed by such employees and consultants.

            (c) To the best of the knowledge of the Company: (i) all patents, patent applications, trademarks, service marks and copyrights held by any of the Acquired Corporations were filed and were and have been prosecuted in good faith and in compliance with all applicable Legal Requirements; and (ii) there has not been any claim, action or proceeding, and there is no pending or threatened claim, action or proceeding related to any registration or filing of an Acquired Corporation Proprietary Asset; (iii) none of the Acquired Corporation Proprietary Assets infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iv) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired


                                      13.

Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (v) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

            (d) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets reasonably necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted and in the manner in which such business is required to be conducted pursuant to Contracts to which the Company is a party and which are in effect on the date hereof. Except as set forth in the Company Disclosure Schedule, none of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or
(ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

      2.11  MATERIAL CONTRACTS.

            (a) The Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Company Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Company Material Contract":

                  (i) any Contract relating to the employment of, or the performance of services by, any employee or consultant, and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary and the grant of standard benefits);

                  (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which any Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public);

                  (iii) any Contract which provides for indemnification of any officer, director, employee or agent;

                  (iv) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person,
      (B) to acquire any product


                                      14.

      or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or
      (C) to develop or distribute any technology;

                  (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                  (vi) any Contract requiring that the Company give any notice, obtain any consent or provide any information to any Person prior to accepting any Acquisition Proposal;

                  (vii) any Contract (not otherwise identified in this Section) that (A) has a term of more than 60 days or that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation and (B) that contemplates or involves (I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $50,000 in aggregate payments under such Contract, or (II) the performance of services on or after the date hereof having a value in excess of $50,000 in aggregate payments under such Contract;

                  (viii) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body) and that (B) contemplates or involves (I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $50,000 in aggregate payments under such Contract, or (II) the performance of services on or after the date hereof having a value in excess of $50,000 in aggregate payments under such Contract;

                  (ix) any open purchase order placed by an Acquired Corporation requiring future aggregate payments in excess of $25,000;

                  (x) any Contract (not otherwise identified in this Section) that could reasonably be expected to have a material effect on the business, condition, assets, liabilities, capitalization assets, liabilities, operations, or financial performance of any of the Acquired Corporations or to any of the transactions contemplated by this Agreement; and


                                      15.

                  (xi) any Contract (not otherwise identified in this Section), if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

            (b) Each Acquired Corporation Contract that constitutes a Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The aggregate amount payable by the Acquired Corporations under Contracts that would be Company Material Contracts but for the limitations of Sections 2.10(a)(vii)(B) or 2.10(a)(viii)(B) do not exceed $500,000. The aggregate amount payable by the Acquired Corporations under purchase orders not listed on Part
2.10 of the Company Disclosure Schedule does not exceed $500,000.

            (c) Except as set forth in the Company Disclosure Schedule: (i) none of the Acquired Corporations has materially violated or breached, or committed any material default under, any Company Material Contract, and, to the best of the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Company Material Contract; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Company Material Contract,
(B) give any Person the right to declare a default or exercise any remedy under any Company Material Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (E) give any Person the right to cancel, terminate or materially modify any Company Material Contract; (iii) since January 1, 1996, none of the Acquired Corporations has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to terminate, any Acquired Corporation Contract except for communication (A) that has subsequently been revoked; or (B) has been received from a complaining party that has not contacted the Company or otherwise, to the knowledge of the Company, taken any action with respect to such party's complaint for a period of more than six months following receipt of the communication; and (iv) none of the Acquired Corporations has waived any of its material rights under any Company Material Contract.

            (d) To the best of the knowledge of the Company, no Person is renegotiating, or has the right to renegotiate, any material amount paid or payable to the Acquired Corporations under any Company Material Contract, or any other material term or provision of any Company Material Contract, including termination provisions.

            (e) The Acquired Corporation Contracts collectively constitute all of the Contracts necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which its business is currently being conducted and in the manner in which


                                      16.

such business is required to be conducted pursuant to Contracts to which the Company is a party and which are in effect on the date hereof.

            (f) The Company Disclosure Schedule sets forth a list of all claims made under any Company Material Contract which are disputed or, to the Company's knowledge, where a dispute has been threatened.

      2.12 LIABILITIES. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the financial statements in the Company SEC Documents; (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since December 31, 1996 in the ordinary course of business and consistent with past practices; and (c) other liabilities which have not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquired Corporations.

      2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since inception, been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since inception, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

      2.14 CERTAIN BUSINESS PRACTICES. None of the Acquired Corporations nor any director, officer, agent or employee of any of the Acquired Corporations has
(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

      2.15 GOVERNMENTAL AUTHORIZATIONS. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since inception has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since inception, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible


                                      17.

revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (c) any requirement to apply for or hold Governmental Authorization not held by any Acquired Corporation.

      2.16  TAX MATTERS.

            (a) All Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") have been or will be filed on or before the applicable due date (including any extensions of such due date). All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

            (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, quarterly reserves adequate for the payment of all Taxes for the applicable periods from December 31, 1996 through the Closing Date. Since January 1, 1997, no material Tax liability has been incurred other than in the ordinary course of business.

            (c) Except as set forth in the Company Disclosure Schedule, no Acquired Corporation Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

            (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None


                                      18.

of the Acquired Corporations is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No Acquired Corporation has any liability for the taxes of any other Person.

            (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a Contract entered into in the ordinary course of business in connection with the purchase or sale of inventory or supplies).

      2.17  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

            (a) The Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Company Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations.

            (b) Except as set forth in the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to a Pension Plan for the benefit of employees or former employees of any of the Acquired Corporations.

            (c) Except as set forth in the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any Welfare Plan for the benefit of any employees or former employees of any of the Acquired Corporations.

            (d) With respect to each Company Plan, the Company has made available to Parent: (i) an accurate and complete copy of such Company Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Company Plan for the last two plan years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications thereto, if required under ERISA, with respect to such Company Plan, (iv) if such Company Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto); (v) accurate and complete copies of all Contracts relating to such Company Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination, opinion,


                                      19.

notification or advisory letter received from the Internal Revenue Service with respect to such Company Plan (if such Company Plan is intended to be qualified under Section 401(a) of the Code).

            (e) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code other than an Acquired Corporation. None of the Acquired Corporations has ever been a member of an "affiliated service group" (within the meaning of Section 414(m) of the Code) other than with another Acquired Corporation. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

            (f) None of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would create any material liability for any of the Acquired Corporations.

            (g) No Company Plan provides death, medical or health benefits coverage (whether or not insured) with respect to any current or former employee of any of the Acquired Corporations after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the most recent financial statements included in the Company SEC filings, and (iii) benefits the full costs of which are borne by current or former employees of any of the Acquired Corporations (or the employees' beneficiaries)).

            (h) With respect to any Company Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects. The Company Disclosure Schedule lists all qualified beneficiaries under COBRA with respect to all such Company Plans.

            (i) Each of the Company Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

            (j)   Each of the Company Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service, and the Company is not aware of any reason why any such letter should be revoked.


                                      20.

            (k) Except as set forth in the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable under any Company Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

            (l) The Company Disclosure Schedule contains a list of all employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporations are "at will" employees.

            (m) The Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

            (n) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters and the classification of independent contractors and workers.

            (o) Each of the Acquired Corporations has good labor relations, and none of the Acquired Corporations has any knowledge indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

      2.18 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the knowledge of the Company without further inquiry, no current or prior owner of any property leased or controlled by any


                                      21.

of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. To the best of the knowledge of the Company, all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature. None of the Acquired Corporations has disposed of, emitted, discharged, handled, stored, transported, used or released any Materials of Environmental Concern, arranged for the disposal, discharge, storage or release of any Materials of Environmental Concern, or exposed any employee or other individual to any Materials of Environmental concern or condition so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws. (For purposes of this Section 2.17 and 3.17: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

      2.19 INSURANCE. The Company has delivered to Parent a summary of all material insurance policies and all material self insurance programs relating to the business, assets and operations of the respective Acquired Corporations and has made available to Parent copies of the policies. Each of such insurance policies is in full force and effect. Since December 31, 1996, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in the Company Disclosure Schedule, there is no pending claim (including any workers' compensation claim) under or based upon any insurance policy of any of the Acquired Corporations.

      2.20  TRANSACTIONS WITH AFFILIATES.

            (a) Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. The Company Disclosure Schedule identifies each Person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.


                                      22.

            (b) The Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor other than routine travel advances made to employees in the ordinary course of business.

      2.21  LEGAL PROCEEDINGS; ORDERS.

            (a) There is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding that would reasonably be expected to have a Material Adverse Effect on any of the Acquired Corporations.

            (b) There is no material order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the best of the knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

      2.22 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously (among all directors present at such meeting) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) unanimously (among all directors present) authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously (among all directors present) approved the Merger, and (c) unanimously (among all directors present) recommended the approval of this Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting (as defined in Section 5.2). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.


                                      23.

      2.23 NO EXISTING DISCUSSIONS. None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

     2.24 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Meeting and a majority of the outstanding shares of Company Common Stock for a related increase to the number of authorized shares of Company Common Stock (collectively, the "Required Company Shareholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.25 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

            (d) contravene, conflict with or result in a violation or material breach of, or result in a default (or an event which with notice or lapse of time or both would become a default) under, any provision of any Company Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract, (iii) accelerate the maturity or performance of any such Company Material Contract, or (iv) cancel, terminate or materially modify any term of such Company Material Contract; or

            (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens


                                      24.

that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations).

Except as may be required by the Exchange Act, the CGCL, the HSR Act and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement) none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      2.26 FAIRNESS OPINION. The Company's board of directors has received the written opinion of Lehman Brothers, Inc. ("Lehman Brothers"), financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to the shareholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

      2.27 FINANCIAL ADVISOR. Except for Lehman Brothers, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other arrangements relating to the engagement of Lehman Brothers.

      2.28 FULL DISCLOSURE. This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.6(c) will not,
(i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement and signed by an executive officer of Parent (the "Parent Disclosure Schedule"):


                                      25.

      3.1   DUE ORGANIZATION, SUBSIDIARIES, ETC.

            (a) Parent has no Subsidiaries, except for the corporations identified in the Parent Disclosure Schedule; and neither Parent nor any of the other corporations identified in the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity other than the Entities identified in the Parent Disclosure Schedule. (Parent and each of its Subsidiaries are collectively referred to as the "Parent Corporations"). None of the Parent Corporations has agreed or is obligated to make or is bound by any Contract under which it is obligated to make, any future investment in or capital contribution to any other Entity. None of the Parent Corporations has, at any time, been a general partner of any general partnership, limited partnership, or other Entity.

            (b) Each of the Parent Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all contracts by which it is bound.

            (c) Each of the Parent Corporations is qualified to do business as foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except in jurisdictions where the failure to so qualify, individually and in the aggregate, would not have a Material Adverse Effect.

            (d) Parent or Merger Sub has not conducted any business under or otherwise used, for any purpose or in any jurisdiction , any fictitious name, assumed name, trade name, or other name, other than the name "Arris Pharmaceutical Corporation", and in the case of Parent's Subsidiaries, other than the names "Arris Protease, Inc.", "Arris Pharmaceuticals Canada, Inc.", or "Beagle Acquisition Sub, Inc.", "Khepri Pharmaceuticals, Inc." and "Khepri Pharmaceuticals Canada, Inc.".

      3.2 CERTIFICATE/ARTICLES OF INCORPORATION AND BYLAWS. Parent has delivered to the Company complete and accurate copies of the Certificate/Articles of Incorporation, Bylaws, and other charter and organizational documents of the respective Parent Corporations, including all amendments thereto.

      3.3   CAPITALIZATION, ETC.

            (a) The authorized capital stock of Parent consists of: Thirty Million (30,000,000) shares of Parent Common Stock, par value $0.001, of which, as of October 30, 1997 15,164,260 shares were issued and outstanding. No shares were held by Parent in its treasury; and Ten Million (10,000,000) shares of preferred stock, par value $0.001, none of which are issued and outstanding or are held by the Parent in its treasury. All of the outstanding


                                      26.

shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Parent Disclosure
Schedule: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation in future financings, right to maintain a percentage ownership position, or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of the Parent; and (iii) there is no Parent Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. None of the Parent Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or any other securities of any Parent Corporation. The authorized capital of Merger Sub consists of 1,000 shares of Common Stock, par value $.001 per share, 100 shares of which are issued and outstanding and are held beneficially and of record, by Parent.

            (b) As of October 31, 1997: (i) 256,414 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1997 Non-Officer Equity Incentive Plan; (ii) 1,615,038 shares Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1989 Stock Plan; (iii) 50,807 shares of Parent Common Stock are reserved for future issuance under Parent's 1993 Employee Stock Purchase Plan (the "Parent ESPP"); (iv) 125,000 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1994 Non-Employee Directors' Stock Option Plan; (v) 4,350 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1993 Employee Stock Bonus Plan; and (vi) 45,886 shares are reserved for future issuance pursuant to stock options granted and outstanding under Parent's 1993 Khepri Stock Option Plan. (Stock options granted by Parent pursuant to the 1997 Non- Officer Equity Incentive Plan, the 1989 Stock Plan, the 1994 Non-Employee Directors' Stock Option Plan, the 1993 Employee Stock Bonus Plan and the 1993 Khepri Stock Option Plan are referred to in this Agreement as "Parent Options.") The Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Parent Option was granted; (ii) the name of the optionee; (iii) the number of shares of Parent Common Stock subject to such Parent Option; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the applicable vesting schedules, and the extent to which such Parent Option is vested and exercisable as of October 30, 1997; and (vii) the date on which such Parent Option expires. Parent has delivered to the Company accurate and complete copies of all stock option plans and forms of option grant pursuant to which Parent has granted any outstanding stock options. The Parent Disclosure Schedule sets forth the following information with respect to each outstanding warrant to purchase Parent Common Stock: (1) the name of the holder of such warrant; (2) the number of shares of Parent Common Stock subject to such warrant; (3) the exercise price of such warrant; (4) the date on which such warrant was issued; (5) the


                                      27.

conditions, if any, limiting exercise of such warrant; and (6) the date on which such warrant expires. Parent has delivered to the Company an accurate and complete copy of each such warrant.

            (c) Except as set forth in the Parent Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any other Parent Corporation; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any other Parent Corporation; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent or any other Parent Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may reasonably give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any other Parent Corporation. There are no bonds, debentures, notes or other indebtedness of the Parent outstanding having the right to vote (or convertible into Securities having the right to vote) on any matters on which the shareholders of the Parent have the right to vote.

            (d) All outstanding securities of all of the Parent Corporations, including shares of Parent Common Stock, all outstanding Parent Options, all outstanding warrants to purchase Parent Common Stock, all outstanding rights under the Parent ESPP and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

            (e) All of the outstanding shares of capital stock of the Parent Corporations have been duly authorized and are validly issued, are fully paid and nonassessable and (other than the capital stock of Parent) are owned beneficially and of record by Parent, free and clear of any Encumbrances.

      3.4   SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Parent has listed on the Parent Disclosure Schedule and has made available to the Company accurate and complete copies (excluding copies of exhibits) of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 1996 (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted


                                      28.

to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby.

            (c) Since June 30, 1997, Parent and its subsidiaries have not incurred any liabilities of the type required under GAAP to be recorded on a balance sheet or in the footnotes thereto except liabilities incurred in the ordinary course of business.

      3.5   ABSENCE OF CHANGES. Since December 31, 1996:

            (a) there has not been any Material Adverse Change in the business, condition, capitalization, assets, liabilities, operations or financial performance of the Parent Corporations, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on the Parent Corporations;

            (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Parent Corporations (whether or not covered by insurance);

            (c) there has not been any transaction, commitment, or other event or condition (financial or otherwise) which would be prohibited by Section 4.3(b)(i), (iv), (ix), (x) or (xi) if it were to be effected, accepted or were to take place between the date hereof and the effective time.

      3.6 TITLE TO ASSETS. Except as set forth in the Parent Disclosure Schedule, the Parent Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: all assets reflected in its books and records as being owned by the Parent Corporations. All of said assets are owned by the Parent Corporations free and clear of any Encumbrances, except for (a) any lien for current taxes not yet due and payable, (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the


                                      29.

operations of any of the Parent Corporations, and (c) liens described in the Parent Disclosure Schedule.

      3.7 PAYMENTS UNDER CORPORATE PARTNERING AGREEMENTS. All amounts charged to Amgen, Inc., Bayer AG, Pharmacia & Upjohn, Inc., Merck & Co., Inc., SmithKline Beecham Corporation and Abbott Laboratories (the "Parent Corporate Partners") for reimbursement or payments in accordance with the agreements between Parent and such Persons represent amounts due to Parent under the terms of such agreements for actual work or services performed or, in the case of advance payments, work or services to be performed, or milestones met.

            (a) Parent has received all amounts that are owed and due to be paid to Parent under such agreements prior to the date of this Agreement. For each such payment received by Parent under any such agreement, any revenue that Parent recognized with respect to such payment was recognized in accordance with generally accepted accounting principles.

            (b) The Parent Disclosure Schedule identifies all facts of which Parent has knowledge that a Parent Corporate Partner is considering, intending or planning to terminate any of the agreements between any such Parent Corporate Partner and Parent, or any research program under such agreement.

            (c) Parent has not terminated or made a decision to terminate its research and development program with respect to APC-366 or APC 1390 (the "APC Products"). To the knowledge of Parent, to the extent it has the ability to terminate clinical development of the APC Products, Bayer AG has not terminated or made a decision to terminate clinical development of the APC Products.

      3.8   REAL PROPERTY; EQUIPMENT; LEASEHOLD.

            (a) None of the Parent Corporations owns any real property or any interest in real property, except for the leasehold created under real property leases set forth in the Parent Disclosure Schedule. Complete and correct copies of such leases have previously been delivered to the Company by Parent.

            (b) All material items of equipment and other tangible assets owned by or leased to the Parent Corporations are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are reasonably adequate for the conduct of the business of the Parent Corporations in the manner in which such business is currently being conducted and in the manner in which such business is required to be conducted pursuant to Contracts to which the Company is a party and which are in effect on the date hereof.


                                      30.

      3.9   PROPRIETARY ASSETS.

            (a) The Parent Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Parent Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. The Parent Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $25,000 per year with respect to each Proprietary Asset that is licensed or otherwise made available to the Parent Corporations by any Person (except for any Proprietary Asset that is licensed to the Parent Corporations under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Parent Corporation. Excluding the payments required under the Parent Corporation Contracts set forth in the Parent Disclosure Schedule, the aggregate amounts payable by the Parent Corporations for ongoing royalty or license payments do not exceed $75,000 per year. The Parent Corporations have good, valid and marketable title to all of the Parent Corporation Proprietary Assets (except for licensed assets), free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Corporations. The Parent Corporations have a valid right to use, license and otherwise exploit all Parent Corporation Proprietary Assets. Except as set forth in the Parent Disclosure Schedule, none of the Parent Corporations has developed jointly with any other Person any Parent Corporation Proprietary Asset that is material to the business of the Parent Corporations with respect to which such other Person has any rights. Except as set forth in the Parent Disclosure Schedule, there is no Parent Corporation Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Parent Corporation Proprietary Asset.

            (b) The Parent Corporations have taken all reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Parent Corporation Proprietary Assets (except Parent Proprietary Assets whose value would be unimpaired by disclosure). Except where the failure to obtain such agreements would not impair the value of any Parent Proprietary Asset, the Parent Corporations have obtained, from all current and former employees of the Parent Corporations and from all current and former consultants and independent contractors to the Parent Corporations, signed agreements appropriately restricting the use and disclosure of the Parent Proprietary Assets, and providing for assignment to the Parent Corporations of the Parent Proprietary Assets developed by such employees and consultants.

            (c) To the best of the knowledge of Parent: (i) all patents, patent applications, trademarks, service marks and copyrights held by any of the Parent Corporations were filed and were and have been prosecuted in good faith and in compliance with all applicable Legal


                                      31.

Requirements; (ii) there has not been any claim, action or proceeding, and there is no pending or threatened claim, action or proceeding relating to any registration or filing of a Parent Proprietary Asset; (iii) none of the Parent Corporation Proprietary Assets infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iv) none of the products that are being or have been designed, created, developed, assembled, manufactured or sold by any of the Parent Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Parent Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (v) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Parent Corporation Proprietary Asset.

            (d) The Parent Corporation Proprietary Assets constitute all of the Proprietary Assets reasonably necessary to enable the Parent Corporations to conduct their business in the manner in which such businesses have been and are being conducted and in the manner in which such businesses are required to be conducted pursuant to Contracts to which Parent is a party and which are in effect on the date hereof. Except as set forth in the Parent Disclosure Schedule, none of the Parent Corporations has (i) licensed any of the material Parent Corporation Proprietary Assets to any Person on an exclusive basis, or
(ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Parent Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

      3.10  MATERIAL CONTRACTS.

            (a) The Parent Disclosure Schedule identifies each Parent Corporation Contract that constitutes a "Parent Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Parent Material Contract":

                  (i) any Contract relating to the employment of, or the performance of services by, any employee or consultant, and any Contract pursuant to which any of the Parent Corporations is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary and the grant of standard benefits);

                  (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which any Proprietary Asset is licensed to the Parent Corporation under any third party software license generally available to the public);


                                      32.

                  (iii) any Contract which provides for indemnification of any officer, director, employee or agent;

                  (iv) any Contract imposing any restriction on the right or ability of Parent (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or
      (C) to develop or distribute any technology;

                  (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                  (vi) any Contract requiring that Parent give any notice, obtain any consent or provide any information to any Person prior to accepting any Acquisition Proposal;

                  (vii) any Contract (not otherwise identified in this Section) that (A) has a term of more than 60 days or that may not be terminated by a Parent Corporation (without penalty) within 60 days after the delivery of a termination notice by such Parent Corporation and (B) that contemplates or involves (I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $50,000 in aggregate payments under such Contract, or (II) the performance of services on or after the date hereof having a value in excess of $50,000 in aggregate payments under such Contract;

                  (viii) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body) and (B) that contemplates and involves (I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $50,000 in aggregate payments under such Contract, or (B) the performance of services on or after the date hereof having a value in excess of $50,000 in aggregate payments under such Contract;

                  (ix) any open purchase order placed by a Parent Corporation requiring future aggregate payments in excess of $25,000;

                  (x) any Contract (not otherwise identified in this Section) that could reasonably be expected to have a material effect on the business, condition, assets, liabilities, capitalization assets, liabilities, operations, or financial performance of any of


                                      33.

      the Parent Corporations or to any of the transactions contemplated by this Agreement; and

                  (xi) any other Contract (not otherwise identified in this Section), if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on any of the Parent Corporations.

            (b) Each Parent Contract that constitutes a Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The aggregate amount payable by the Parent Corporations under Contracts that would be Parent Material Contracts but for the limitations of Sections 3.10(a)(vii)(B) or 3.10(a)(viii)(B) do not exceed $500,000. The aggregate amount payable by the Parent Corporations under purchase orders not listed on Part 3.10 of the Parent Disclosure Schedule does not exceed $500,000.

            (c) Except as set forth in the Parent Disclosure Schedule: (i) none of the Parent Corporations has materially violated or breached, or committed any material default under, any Parent Material Contract, and, to the best of the knowledge of Parent, no other Person has materially violated or breached, or committed any material default under, any Parent Material Contract;
(ii) to the best of the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Parent Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Parent Material Contract, or (E) give any Person the right to cancel, terminate or materially modify any Parent Material Contract; (iii) since January 1, 1996, none of the Parent Corporations has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or any intention to terminate, any Parent Corporation Contract, except for communication (A) that has subsequently been revoked; or (B) has been received from a complaining party that has not contacted Parent or otherwise, to Parent's knowledge, taken any action with respect to such party's complaint for a period of more than six months following receipt of the communication; and
(iv) none of the Parent Corporations has waived any of its material rights under any Parent Material Contract.

            (d) To the best of the knowledge of Parent, no Person is renegotiating, or has the right to renegotiate, any material amount paid or payable to the Parent Corporations under any Parent Material Contract, or any other material term or provision of any Parent Material Contract, including termination provisions.


                                      34.

            (e) The Parent Material Contracts and other Contracts of the Parent Corporations collectively constitute all of the Contracts necessary to enable the Parent Corporations to conduct their respective businesses in the manner in which their businesses are currently being conducted and in the manner in which such business is required to be conducted pursuant to Contracts to which Parent is a party and which are in effect on the date hereof.

            (f) The Parent Disclosure Schedule sets forth a list of all claims made under any Parent Material Contract which are disputed or, to Parent's knowledge, where a dispute has been threatened.

      3.11 LIABILITIES. None of the Parent Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the financial statements in the Parent SEC Documents; (b) normal and recurring liabilities that have been incurred by the Parent Corporations since December 31, 1996 in the ordinary course of business and consistent with past practices; and (c) other liabilities which have not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent Corporations.

      3.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Parent Corporations is, and has at all times since inception, been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and could not reasonably be expected to have, a Material Adverse Effect on the Parent Corporations. Since inception, none of the Parent Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

      3.13 CERTAIN BUSINESS PRACTICES. None of the parent corporations nor any director, officer, agent or employee of any of the Parent Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

      3.14 GOVERNMENTAL AUTHORIZATIONS. The Parent Corporations hold all material Governmental Authorizations necessary to enable it to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Parent Corporation is, and at all times since inception has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since inception, none of the Parent Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material


                                      35.

Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (c) any requirement to apply for or hold a Governmental Authorization not held by any Acquired Corporation.

      3.15  TAX MATTERS.

            (a) All Tax Returns required to be filed by or on behalf of the respective Parent Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Parent Corporation Returns") have been or will be filed on or before the applicable due date (including any extensions of such due date). All amounts shown on the Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

            (b) The Parent Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Each Parent Corporation will establish, in the ordinary course of business and consistent with its past practices, quarterly reserves adequate for the payment of all Taxes for the applicable periods from December 31, 1996 through the Closing Date. Since January 1, 1997 no material Tax liability has been incurred other than in the ordinary course of business.

            (c) Except as set forth in the Parent Disclosure Schedule, no Parent Corporation Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Parent Corporation Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from Parent Corporation.

            (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of Parent, has been threatened against or with respect to any Parent Corporation in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Parent Corporation (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Corporation and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any of the Parent Corporations except liens for current Taxes not yet due and payable. None of the Parent Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Parent Corporations has been, and none of the Parent Corporations will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Parent Corporations is nor has been a United States


                                      36.

real property holding corporation within the meaning of Section 847(c)(2) of the Code. No Parent Corporation has liabilities for the Taxes of any other Person.

            (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Parent Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Parent Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a Contract entered into in the ordinary course of business in connection with the purchase or sale of inventory or supplies.)

      3.16  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

            (a) Parent has made available to the Company: accurate and complete copies of each of its salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program or agreement (including all amendments thereto) (collectively, the "Parent Plans").

            (b) No Parent Corporation is or has been, required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. No Parent Corporation has at any time been a member of an "affiliated service group" within the meaning of
Section 414(m) of the Code. No Parent Corporation has at any time made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

            (c) Parent has no plan or commitment to create any Welfare Plan or any additional Pension Plan, or to modify or change any existing Pension Plan (other than to comply with applicable law) in a manner that would create any material liability for any of the Parent Corporations.

            (d) No Parent Plan provides death, medical or health benefits coverage (whether or not insured) with respect to any of its current or former employees after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the most recent financial statements included in the Company SEC filings, and (iii) benefits the full cost of which are borne by such current or former employees (or the employees' beneficiaries)).


                                      37.

            (e) With respect to any Parent Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects.

            (f) Each of the Parent Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

            (g)   Each of the Parent Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service, and Parent is not aware of any reason why any such letter should be revoked.

            (h) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any of Parent's current or former employees or directors (whether or not under any Parent Plan), or materially increase the benefits payable under any Parent Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

            (i) Parent is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of Parent's employees are "at will" employees.

            (j) Each Parent Corporation is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters and the classification of independent contractors and workers.

            (k) Each Parent Corporation has good labor relations and has no knowledge indicating that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on Parent's labor relations.

            3.17 ENVIRONMENTAL MATTERS. Each of the Parent Corporations is in compliance in all material respects with all applicable Environmental Laws (as defined in Section 2.18 hereto), which compliance includes the possession by each of the Parent Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Parent Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Parent Corporations is not in compliance with any Environmental Law, and, to the best of the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by any of the Parent Corporations with any Environmental Law in the future. To the knowledge of Parent


                                      38.

without further inquiry, no current or prior owner of any property leased or controlled by any of the Parent Corporations has received any notice or other communications (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Parent Corporations is not in compliance with any Environmental Law. To the best of the knowledge of Parent, all property that is leased to, controlled by or used by Parent, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature. None of the Parent Corporations has disposed of, emitted, discharged, handled, stored, transported, used or released any Materials of Environmental Concern, arranged for the disposal, discharge, storage or release of any Materials of Environmental concern, or exposed any employee or other individual to any Materials of Environmental Concern or condition so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws.

      3.18 INSURANCE. Parent has delivered to the Company a summary of all material insurance policies and all material self insurance programs relating to the business, assets and operations of the respective Parent Corporations and has made available to the Company copies of the polices. Each of such insurance policies is in full force and effect. Since December 31, 1996, none of the Parent Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in the Parent Disclosure Schedule, there is no pending claim (including any workers' compensation claim) under or based upon any insurance policy of any of the Parent Corporations.

      3.19  TRANSACTIONS WITH AFFILIATES.

            (a) Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. The Parent Disclosure Schedule identifies each Person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Parent and who beneficially owns more than one percent of the outstanding voting capital of parent as of the date of this Agreement.

            (b) The Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Parent Corporations to any employee, director, consultant or independent contractor other than routine travel advances made to employees in the ordinary course of business.


                                      39.

      3.20  LEGAL PROCEEDINGS; ORDERS.

            (a) There is no pending Legal Proceeding, and (to the best of the knowledge of Parent) no Person has threatened to commence any Legal Proceeding:
(i) that involves Parent or any of the assets owned or used by Parent or any of the Parent Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding that would reasonably be expected to have a Material Adverse Effect on Parent Corporations.

            (b) There is no material order, writ, injunction, judgment or decree to which any of the Parent Corporations, or any of the assets owned or used by any of the Parent Corporations, is subject. To the best of the knowledge of any of the Parent Corporations, no officer or key employee of the Parent Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Corporations.

      3.21 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and to perform their respective obligations under this Agreement. The Board of Directors of Parent (at a meeting duly called and held) has (a) unanimously (among all directors present at such meeting) determined that the Merger is advisable and fair and in the best interests of Parent and its shareholders, (b) unanimously (among all directors present) authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously (among all directors present) approved the Merger as sole shareholder of Merger Sub, and
(c) unanimously (among all directors present) recommended the approval of the issuance of Parent Common Stock in the Merger by the holders of Parent Common Stock and directed that such issuance be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting (as defined in Section 5.3); and the Board of Directors of Merger Sub has duly authorized by all necessary action the execution, delivery and performance by Merger Sub of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      3.22 NO EXISTING DISCUSSIONS. None of the Parent Corporations, and no Representative of any of the Parent Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

      3.23 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Parent Common Stock present in Person or represented by proxy at a meeting of the Parent


                                      40.

stockholders and entitled to vote (the "Required Parent Stockholder Vote"), is the only vote of the holders of any class or series of the Parent's capital stock necessary to approve the issuance of Parent Common Stock in the Merger.

      3.24 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Parent Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Parent Corporations;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Parent Corporations, or any of the assets owned or used by any of the Parent Corporations, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to Parent's business or to any of the assets owned or used by any of the Parent Corporations;

            (d) contravene, conflict with or result in a violation or material breach of, or result in a default (or an event which with notice or lapse of time or both would become a default) under, any provision of any Parent Contract that is or would constitute a Parent Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (iii) accelerate the maturity or performance of any such Parent Material Contract, or (iv) cancel, terminate or materially modify any term of such Parent Material Contract; or

            (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Parent Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Corporations).

Except as may be required by the Exchange Act, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement)


                                      41.

none of the Parent Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      3.25 FAIRNESS OPINION. Parent's board of directors has received the written opinion of Morgan Stanley, financial advisor to Parent, dated October 31, 1997, to the effect that the Exchange Ratio is fair to Parent from a financial point of view. Parent has furnished an accurate and complete copy of said written opinion to the Company.

      3.26 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

      3.27 FINANCIAL ADVISOR. Except for Morgan Stanley, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent Corporations. Parent has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions, or other amounts have been paid or may become payable and all indemnification and other arrangements relating to the engagement of Morgan Stanley.

      3.28 FULL DISCLOSURE. This Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 7.5(c) will not,
(i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 4.  CERTAIN COVENANTS OF THE PARTIES

      4.1   ACCESS AND INVESTIGATION.

            (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company and Parent each shall, and the Company and Parent shall cause the respective Representatives of the Acquired Corporations and the Parent Corporations to: (a) provide each other and their respective Representatives with reasonable access to each others' and their Subsidiaries' respective Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to each other and to their Subsidiaries; and (b) provide each other and their respective Representatives with such copies of the existing books, records, Tax Returns, work


                                      42.

papers and other documents and information relating to each other and their Subsidiaries, and with such additional financial, operating and other data and information regarding each other and their Subsidiaries, as Parent and the Company may reasonably request.

      4.2   OPERATION OF THE COMPANY'S BUSINESS.

            (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices or the operating plan previously delivered by the Company to Parent and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Company Contracts that constitute Material Contracts; (ii) the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.18 or replace any such policies that terminate with comparable or superior policies; (iv) the Company shall provide all notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs which could result in, or could increase the likelihood of, any transfer or public disclosure by any Acquired Corporation of any Proprietary Asset; and (v) the Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

            (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

                  (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases at less than fair market value pursuant to employment or consulting agreements in effect prior to the date hereof;

                  (ii) hire any new employees except employees hired to fill those positions identified on a schedule (the "New Company Employee Schedule") previously provided to Parent or employees hired to replace employees who terminate their employment with an Acquired Corporation during the Pre-Closing Period (the "New Company Employees");

                  (iii) sell, issue, grant or authorize the issuance or grant of
      (A) any capital stock or other security (except Company Common Stock upon the valid exercise of Company Options or Company warrants outstanding on the date of this Agreement or the Exercise of Rights under the ESPP), (B) any option, call, warrant or right to acquire any capital stock or other security (other than options to purchase an aggregate of up to


                                      43.

      30,000 shares of Company Common Stock which may be granted to New Company Employees who are not director-level or above and to current employees in connection with promotions made by the Company's management prior to the date of this Agreement), or (C) any instrument convertible into or exchangeable for any capital stock or other security; provided, however, that notwithstanding the foregoing, (x) the Company may issue up to $2,000,000 of its Common Stock to Warner-Lambert Company pursuant to an agreement with Warner-Lambert Company, (y) the Company may also issue additional shares of its Common Stock to Boehringer-Ingelheim International GmbH pursuant to certain stock purchase rights allowing Boehringer- Ingelheim International GmbH in this instance to purchase 5.8% of the total number of new securities being issued to Warner-Lambert Company and Boehringer-Ingelheim International GmbH collectively and (z) issue additional shares of Common Stock to Corange International Ltd. ("Corange") pursuant to Section 2.2(ii) of the Collaborative Research Agreement between the Company and Corange dated as of June 30, 1995 (the "Corange Agreement");

                  (iv) except as contemplated by this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans (other than acceleration of the vesting of options in connection with employee terminations involving, in the aggregate, options to purchase no more than 7,500 shares of Company Common Stock), any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                  (v) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (vi) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                  (vii) make any capital expenditure, except capital expenditures through December 31, 1997 in an aggregate amount of no more than the amount provided for in the capital budget previously provided to Parent for such period, and thereafter in an aggregate amount of no more than is provided for in a 1998 capital budget which shall be provided to and approved by Parent (such approval not to be unreasonably withheld) prior to January 1, 1998 provided, however, that notwithstanding the foregoing, the Company may make capital expenditures permitted under clause "(xix)" below;

                  (viii) except as set forth in the operating plan previously provided to Parent, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Company Material Contract;


                                      44.

                  (ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for (A) assets not constituting Proprietary Assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business; (B) consistent with past practices and except in the case of the in-licensing of Proprietary Assets, for agreements involving the payment of less than $25,000 per year and a royalty of less than 0.75% and (C) rights granted to academic institutions and researchers to use the data collected pursuant to tissue sample agreements for research purposes), or waive or relinquish any material right;

                  (x) lend money to any Person, except travel advances and loans related to relocation, education and immigration-related expenses made in the ordinary course of business, and loans in connection with employee stock purchases as provided for in agreements in effect on the date hereof, or incur or guarantee any indebtedness or pledge or encumber any material assets (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under its line of credit with Sumitomo Bank);

                  (xi) except as set forth in the Company Disclosure Schedule, establish, adopt or amend any employee benefit plan, pay any bonus (except pursuant to existing Company incentive plans and employment contracts or understandings currently in effect) or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

                  (xii) change any of its methods of accounting or accounting practices in any respect;

                  (xiii) make any material Tax election;

                  (xiv) commence or settle any Legal Proceeding;

                  (xv) materially amend or otherwise modify any of the terms of its engagement of the financial advisor referenced in Section 2.26 above;

                  (xvi) amend or otherwise modify any of the terms of any Company Warranty (as defined in Section 5.3 below), except to the extent necessary to effect the provisions of Section 6.13 below;

                  (xvii) enter into any material transaction or take any other material action in each case not specifically provided for in the operating plan previously provided by the Company to Parent, or outside the ordinary course of business or inconsistent with past practices; or


                                      45.

                  (xviii) enter into any license or cost sharing agreement with GC BioTechnologies, LLC or Shanghai GeneCore BioTechnologies Co. Ltd. or permit (to the extent the Company's permission is required) GC BioTechnologies, LLC to enter into any license agreement or cost sharing agreement with Shanghai GeneCore BioTechnologies Co. Ltd.;

                  (xix) spend more than an incremental $1,000,000 (over amounts set forth in the budget previously provided to Parent) on its pharmacogenetics program (it being understood that such incremental expenditures include incremental capital expenditures, the costs of new employees hired to work on this program and expenditures related to acquiring tissue samples for this program); or

                  (xx) agree or commit to take any of the actions described in clauses "(i)" through "(xix)" of this Section 4.2(b).

            (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

      4.3   OPERATION OF PARENT'S BUSINESS.

            (a) During the Pre-Closing Period: (i) Parent shall ensure that each of the Parent Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices or the operating plan previously provided by Parent to the Company and (B) in compliance with all applicable Legal Requirements and the requirements of all Parent Corporation Contracts that constitute Material Contracts; (ii) Parent shall use all reasonable efforts to ensure that each of the Parent Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Parent Corporations; and (iii) Parent shall keep in full force all insurance policies referred to in Section 3.18 or replace such policies with comparable or superior policies; and (iv) Parent shall


                                      46.

provide all notices, assurances and support required by any Parent Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Parent Corporation Contract occurs which could result in, or could increase the likelihood of, any transfer or public disclosure by any Parent Corporation of any Proprietary Asset.

            (b) During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company), and shall not permit any of the other Parent Corporations to:

                  (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases at less than fair market value pursuant to employment or consulting agreements in effect prior to the date hereof;

                  (ii) hire an aggregate of more than forty new employees, excluding those persons hired to replace employees who terminate their employment with a Parent Corporation during the Pre-Closing Period;

                  (iii) sell, issue, grant or authorize the issuance or grant of
      (A) any capital stock or other security (except Parent Common Stock upon the valid exercise of Parent Options or Parent warrants outstanding on the date of this Agreement or the Exercise of Rights under the Parent ESPP or pursuant to equipment lease financings and similar transactions or otherwise in the ordinary course of business), (B) any option, call, warrant or right to acquire any capital stock or other security (other than options, warrants or rights to purchase an aggregate of up to 300,000 shares of Parent Common Stock which may be granted to (i) officers, directors, employees or consultants of Parent, or (ii) otherwise in the ordinary course of business), (C) any instrument convertible into or exchangeable for any capital stock or other security;

                  (iv) except as contemplated by this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Parent's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract (other than any such changes to options, warrants or other securities to purchase an aggregate of up to 25,000 shares of Parent Common Stock);

                  (v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;


                                      47.

                  (vi) except as previously disclosed to the Company, form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                  (vii) make any capital expenditure, except capital expenditures in an aggregate amount of no more than $2,000,000;

                  (viii) establish, adopt or amend any employee benefit plan not generally available to the Company's employees and the Company's 1998 management incentive program, or pay any bonus or make any profit sharing or similar payment to (except pursuant to the management incentive program and any employment contract or understanding as in effect on the date hereof), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees in an amount in excess of the higher of 20% of the amount previously paid to such Person or $20,000;

                  (ix) change any of its methods of accounting or accounting practices in any respect;

                  (x)   make any Material Tax election;

                  (xi) commence or settle any Legal Proceeding except in the ordinary course of business;

                  (xii) materially amend or otherwise modify any of the terms of its engagement of the financial advisor references in Section 3.27 above;

                  (xiii) enter into any material transaction or take any other material action in each case either inconsistent with the operating plan previously provided by Parent to the Company, or outside the ordinary course of business; or

                  (xiv) Except as previously disclosed to the Company, sell or otherwise dispose of, or grant an exclusive license or any other exclusive right to utilize Parent Proprietary Assets which individually or in the aggregate constitute core technology material to the business of Parent, other than pursuant to a corporate collaboration similar in structure to those previously entered into by Parent, or grant to any third party a right of first refusal, first offer, or first negotiation with regard to material products or such core technology unless developed pursuant to funding supplied by such party.

                  (xv) agree or commit to take any of the actions described in clause "(i)" through "(xiv)" of this Section 4.3(b).

            (c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that


                                      48.

occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Parent Corporations. No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

      4.4   NO SOLICITATION BY COMPANY.

            (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal or take any similar action, (ii) furnish any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.4 by the Company.

            (b) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) furnishing information regarding any of the Acquired Corporations (including a copy of this Section 4.4) to any Person in connection with or in response to a bona fide, unsolicited Acquisition Proposal or engaging in discussions or negotiations with respect thereto if and only to the extent that (A) the Board of Directors of the Company determines in good faith, after consultation with its financial advisor that such Acquisition Proposal is reasonably likely to result in a Superior Offer, (B) the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, including discussions of applicable legal standards under California law, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law, (C) the Person who has requested such information has executed and delivered to the Company a non-disclosure


                                      49.

agreement that is not less restrictive than the non-disclosure agreement in effect between the Company and Parent, and (D) the Company has not breached
Section 4.4(a)(i), or (ii) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act. In addition, nothing in paragraph 4.4(a) above shall prevent the Board of Directors of the Company from recommending a Superior Offer to its shareholders, if the Board determines, after consultation with its outside counsel, including discussions of applicable legal standards under California law, that, in light of such Superior Offer, such recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to the Company's shareholders under applicable law (which determination shall be made in light of a revised proposal, if any, made by the Parent prior to the date of such determination); provided however that the Company (i) shall provide Parent with at least 48 hours prior written notice of its intention to hold any meeting at which the Company's Board of Directors is reasonably expected to consider an Acquisition Proposal, or such lesser amount of time as has been given to the Board in relation to such meeting, and (ii) shall not recommend to its shareholders a Superior Offer for at least two business days after the Company has provided Parent with the material terms of such Superior Offer.

            (c) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed with respect to material changes to the terms of any such Acquisition Proposal and any material modification or proposed modifications thereto.

            (d) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and shall request the return or destruction of any confidential information previously disclosed to such Person and shall use commercially reasonable efforts to ensure that such information is destroyed or returned.

      4.5   NO SOLICITATION BY PARENT

            (a) Parent shall not directly or indirectly, and shall not authorize or permit any of the other Parent Corporations or any Representative of any of the Parent Corporations directly or indirectly to, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal or take any similar action, (ii) furnish any non-public information regarding any of the Parent Corporations to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, Parent acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Parent Corporations, whether or


                                      50.

not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.5 by Parent.

            (b) Nothing contained in this Agreement shall prevent Parent or its Board of Directors from (i) furnishing information regarding any of the Parent Corporations (including copy of this Section 4.5) to any Person in connection with or in response to a bona fide, unsolicited Acquisition Proposal or engaging in discussions or negotiations with respect thereto if and only to the extent that (A) the Board of Directors of Parent determines in good faith, after consultation with its financial advisor that such Acquisition Proposal is reasonably likely to result in a Superior Offer, (B) the Board of Directors of Parent determines in good faith, after consultation with its outside counsel, including discussions of applicable legal standards under Delaware law, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law, (C) the Person who has requested such information has executed and delivered to Parent a non-disclosure agreement that is not less restrictive than the non-disclosure agreement in effect between Parent and the Company, and (D) Parent has not breached Section 4.5(a)(i), or
(ii) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act. In addition, nothing in paragraph 4.5(a) above shall prevent the Board of Directors of Parent from recommending a Superior Offer to its stockholders, if the Board determines, after consultation with its outside counsel, including discussions of applicable legal standards under Delaware law, that, in light of such Superior Offer, such recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to Parent's stockholders under applicable law (which determination shall be made in light of a revised proposal, if any, made by the Company prior to the date of such determination); provided however that Parent (i) shall provide the Company with at least 48 hours prior written notice of its intentions to hold any meeting at which Parent's Board of Directors is reasonably expected to consider an Acquisition Proposal, or such lesser amount of time as has been given to the Board in relation to such meeting, and (ii) Parent shall not recommend to its stockholders a Superior Offer for at least two business days after Parent has provided Parent with the material terms of such Superior Offer.

            (c) Parent shall promptly advise the Company orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Parent shall keep the Company informed with respect to material changes to the terms of any such Acquisition Proposal and any material modification or proposed modifications thereto.

            (d) Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and shall request the return or destruction of any confidential information previously disclosed to such Person and shall use commercially reasonable efforts to ensure that such information is destroyed or returned.


                                      51.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

      5.1   REGISTRATION STATEMENT; JOINT PROXY STATEMENT.

            (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement and simultaneously or thereafter Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent's stockholders, and the Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the Company and Parent shall promptly furnish to the other all information concerning the Acquired Corporations and the Company's shareholders and the Parent Corporations, respectively, that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. Each of the Company and Parent shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Form S-4 Registration Statement or Joint Proxy Statement or for any other information and shall supply the other with copies of all correspondence between such party and the SEC or its staff or other governmental officials with respect to the S-4 Registration Statement or Joint Proxy Statement. The information supplied by each of Parent and the Company for inclusion in the Form S-4 Registration Statement and the Joint Proxy Statement shall not (i) at the time the Form S-4 Registration Statement is declared effective, (ii) at the time the Joint Proxy Statement is first mailed to the shareholders and shareholders of Parent and the Company, respectively, (iii) at the time of the Company Shareholders' Meeting and at the time of the Parent Stockholders' Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then Parent or the Company, as the case may be, shall promptly inform the Company or Parent thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company or the stockholders of Parent.

            (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger (i) will be registered or qualified under the securities law of every jurisdiction of the


                                      52.

United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders' Meeting; and (ii) will be approved for quotation at the Effective Time on the Nasdaq National Market; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

      5.2   COMPANY SHAREHOLDERS' MEETING.

            (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock to consider, act upon and vote upon the approval of this Agreement and of the Merger (the "Company Shareholders' Meeting"). The Company Shareholders' Meeting will be held as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Shareholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this
Section 5.2(a) shall not be limited or otherwise affected by the withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger, except as is required by applicable law.

            (b) Subject to Section 5.2(c): (i) the board of directors of the Company shall unanimously recommend that the Company's shareholders vote in favor of and approve this Agreement and the Merger at the Company Shareholders' Meeting; (ii) the Joint Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's shareholders vote in favor of and approve this Agreement and the Merger at the Company Shareholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's shareholders vote in favor of and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

            (c) Nothing in Section 5.2(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger at any time prior to the approval of this Agreement by the Required Company Shareholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in
Section 4.4, and (iii) the board of directors of the Company concludes in good faith, after consultation with its outside counsel, including discussion of applicable legal standards


                                      53.

under California law, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law. Except as may be limited by applicable law, nothing contained in this Section 5.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

      5.3   PARENT STOCKHOLDERS' MEETING.

            (a) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock to consider, act upon and vote upon the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting will be held as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. Parent's obligation to call, give notice of, convene and hold the Parent Stockholders' Meeting in accordance with this Section 5.3(a) shall not be limited or otherwise affected by any withdrawal, amendment or modification of the recommendation of the board of directors of Parent with respect to the Merger, except as may be required by applicable law.

            (b) Subject to Section 5.3(c): (i) the board of directors of Parent shall unanimously (among all directors present at the meeting duly called and held) recommend that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger at the Parent Stockholders' Meeting; (ii) the Joint Proxy Statement shall include a statement to the effect that the board of directors of Parent has unanimously (among all directors present) recommended that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger at the Parent Stockholders' Meeting; and (iii) neither the board of directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Company, the unanimous (among all directors present) recommendation of the board of directors of Parent that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger. For purposes of this Agreement, said recommendation of the board of directors of Parent shall be deemed to have been modified in a manner adverse to the Company if said recommendation shall no longer be unanimous.

            (c) Nothing in Section 5.3(b) shall prevent the board of directors of Parent from withdrawing, amending or modifying its unanimous (among all directors present) recommendation in favor of the issuance of Parent Common Stock in the Merger at any time prior to the approval of this Agreement by the Required Parent Stockholder Vote if (i) neither


                                      54.

Parent nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.5, and (ii) the board of directors of Parent concludes in good faith, based upon the advice of its outside counsel, including a discussion of applicable legal standards under Delaware law, that the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law. Except as may be limited by applicable law, nothing contained in this Section 5.3 shall limit Parent's obligation to call, give notice of, convene and hold the Parent Stockholders' Meeting (regardless of whether the unanimous (among all directors present) recommendation of the board of directors shall have been withdrawn, amended or modified).

      5.4 REGULATORY APPROVALS. The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.


                                      55.

      5.5   STOCK OPTIONS; ESPP.

            (a) Fifteen days prior to the Company Shareholders' Meeting, the Administrator, as such term is defined in the Company's 1994 Incentive Stock Plan, shall give notice to all holders of Company Options issued under such plan that, contingent upon the closing of the Merger, (i) each such option shall be fully exercisable during such fifteen day period and (ii) each such option will terminate at the end of such fifteen day period.

            (b) Thirty days prior to the Company Shareholders' Meeting, the Company's Board of Directors shall give notice to all holders of options issued under the Company's 1995 Director Option Plan that, contingent upon the closing of the Merger, (i) each such option shall be fully exercisable during such thirty day period and (ii) each such option shall terminate at the end of such thirty day period.

            (c) The Company's Board of Directors shall shorten the offering periods then in progress under the ESPP by setting a New Exercise Date, as such term is defined in the ESPP, at and as of the date of the Company Shareholders' Meeting and shall timely provide the notice to all participants relating thereto required under Section 18(c) of the ESPP. The Company's Board of Directors shall not thereafter commence any offering period under the ESPP.

            (d) Parent shall grant options to purchase Parent Common Stock to employees of the Company effective upon the first meeting of Parent's Board of Directors following the Effective Time, commensurate (including with respect to vesting) with option grants to newly hired employees at similar grade levels. Subject to the terms of Parent's ESPP and applicable law, Parent shall take all reasonable actions to ensure that from and after the Effective Time all employees of the Company shall be entitled to participate in the ESPP of Parent.

            (e) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options issued under the 1995 Director Option Plan or rights under the ESPP have no rights with respect thereto.

      5.6 WARRANTS. Except for the warrants held by Kevin Kinsella as Trustee of the Kevin J. Kinsella Declaration of Trust dated November 2, 1994 and by Novartis Pharmaceutical Corporation, which warrants shall either be exercised or shall terminate at the Effective Time in accordance with their respective terms, at the Effective Time, all rights with respect to Company Common Stock under warrants to purchase Company Common Stock ("Company Warrants") that are then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Warrant in accordance with the terms (as in effect as of the date hereof) of such Company Warrants, including the Company Warrants held by Comdisco, Inc., but only to the extent such warrants allow assumption by


                                      56.

Parent in accordance with their respective terms. From and after the Effective Time, (a) each Company Warrant assumed by Parent may be exercised solely for shares of parent Common Stock, (b) the number of shares of Parent Common Stock subject to each Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (c) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under such Company Warrant by the Exchange Ratio and rounding up to the nearest cent (to the extent permitted by the terms of the Company Warrants and otherwise rounded or without rounding as required by the terms of the particular Company Warrant), and (d) any restriction on the exercise of any Company Warrant shall continue in full force and effect and the term exercisability, schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that such Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transactions subsequent to the Effective Time. The Company shall take all action that may be necessary (under the Company Warrants and otherwise) to effectuate the provisions of this
Section 5.6 and to ensure that, from and after the Effective Time, holders of Company Warrants have no rights with respect thereto other than those specifically provided herein.

      5.7   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

            (a) All rights to indemnification existing in favor of the current directors and officers ("Indemnified Parties") of the Company for acts and omissions occurring prior to the Effective Time, as provided in the Company's Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said officers and directors (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation for a period of not less than six years from the Effective Time.

            (b) In the event that Parent (i) causes the Surviving Corporation to consolidate with or merge into any other Person and Surviving Corporation is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) causes the Surviving Corporation to transfer or convey all or substantially all of Surviving Corporation's properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7 and none of the actions described in clause (i) or
(ii) shall be taken until such provision is made.

            (c) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or


                                      57.

policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of 175% of the annual premium currently paid by the Company for such insurance. In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds 175% of the annual premium currently paid by the Company for such insurance, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 175% of the annual premium currently paid by the Company for such insurance.

      5.8   ADDITIONAL AGREEMENTS.

            (a) Subject to Section 5.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to
Section 5.6(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

            (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product, or to commit to cause any of the Acquired Corporations to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, or other Proprietary Asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

      5.9 DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Company nor Parent shall, and neither shall permit, any of its


                                      58.

Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other Party shall have approved such disclosure or (b) the disclosing party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law and shall have given the other Party the opportunity, to the extent practicable, to review and comment upon the disclosure.

      5.10 TAX MATTERS. Each of the Parent and the Company acknowledge and agree that (i) it intends the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) it will report the Merger as such a reorganization in any and all federal, state and local income tax returns filed by it. The Company shall use all reasonable efforts to obtain and deliver to Cooley Godward LLP and to Wilson, Sonsini, Goodrich & Rosati, P.C., as soon as practicable after the date of this Agreement, Continuity of Interest Certificates (in a form agreed to by counsel to Parent and the Company) signed by entities controlled by the Carlyle Group and by Boehringer Ingelheim International GmbH. At or prior to the filing of the S-4 Registration Statement with the SEC and, to the extent necessary, at the Closing, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Wilson, Sonsini, Goodrich & Rosati P.C. management tax representation letters in a form agreed to by counsel to Parent and the Company. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. In the event of the issuance of final or temporary Treasury regulations relating to the continuity of shareholder interest (proposed regulations on the topic were issued in the Federal Register on December 23, 1996 (Reg-252231-96); these regulations would, among other things, add a new section 1.368-1(a) to existing regulations), the parties agree to use their reasonable best efforts to take advantage of, and comply with, any provisions therein (such as an election and/or reporting requirements) to the extent necessary to cause such regulations to apply to the Merger.

      5.11 LETTER OF ACCOUNTANTS. The Company and Parent shall use all of their reasonable efforts to cause to be delivered to the Company and to Parent a letter of Ernst and Young LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to the Company and to Parent) and addressed to the Board of Directors of the Company and the Board of Directors of Parent, that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

      5.12 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use all reasonable efforts to obtain and deliver to Parent prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

      5.13 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.


                                      59.

      5.14 AFFILIATE AGREEMENTS. The Company shall, no later than twenty days in advance of the Parent Stockholders' Meeting, deliver to Parent a list (the "Affiliate List") of Persons who are "affiliates" (as that term is used in Rule 145 under the Securities Act). Prior to the date of the Parent Stockholders' Meeting, the Company shall deliver to Parent an Affiliate Agreement in the form of Exhibit C duly executed by each Person on the Affiliate List, and by each Person who becomes an affiliate after delivery of the Affiliate List and prior to the date of delivery of the signed Affiliate Agreements.

      5.15  ELECTION OF DIRECTORS.

            (a) Parent shall use all reasonable efforts to nominate and appoint a Board of nine persons selected as set forth in Section 5.15(b) to its Board of Directors as soon as reasonably practicable after the Effective Time, to serve until the next annual election of directors. Parent shall use reasonable efforts to cause each of such directors, so long as each is then willing to serve, to be nominated for an additional one-year term as Director of Parent and included as nominees of Parent in Parent's 1998 Proxy Statement.

            (b) The nine persons who shall act as directors of Parent following the Effective Time shall be selected as follows:

                  Mr. John Walker and Mr. Irwin Lerner will meet and consult with one another during the 30 days following the date of this agreement to consult and discuss the appropriate make up of Parent's post-Effective Time Board of Directors. If Messrs. Walker and Lerner agree upon the individuals to become (or remain) members of the Board of Directors of Parent after the Effective Time, their agreed upon nominees shall make up such Board of Directors. If Messrs. Walker and Lerner are unable to agree, then Mr. Walker shall propose five nominees, which nominees shall be reasonably acceptable to the Company and Mr. Lerner shall propose four nominees, which nominees shall be reasonably acceptable to Parent and such nine nominees shall make up such Board of Directors. Selection of the post-Effective Time Board of Directors shall be completed no later than 30 days prior to the earlier of the Company Shareholder Meeting and the Parent Shareholder Meeting.

      5.16 REGISTRATION RIGHTS. Parent shall use all reasonable efforts to cause all Persons who have the right to demand registration of shares of the Company's Common Stock held by them or to participate in a registered offering of shares of the Company's Common Stock (the "Company Holders") to become a Holder, as such term is defined in the Registration Rights Agreement between Parent and certain Persons dated as of April 16, 1993 (the "Parent Registration Rights Agreement"), provided, however, that no Company Holders shall become a Holder if such Company Holder would not, pursuant to Section 16(a) of the Parent Registration Rights Agreement, have any rights to register shares pursuant to the Parent Registration Rights Agreement, and provided further that, Parent shall use all reasonable efforts to cause the Parent Registration Rights Agreement to be amended to remove Sections 1, 3 and 4, and to provide that no Holder thereunder shall request registration or participate in a


                                      60.

registration of Parent Common Stock pursuant to Sections 5, 6 and 7 thereunder until the earlier of (a) the date 90 days after the effective date of a registration statement for the first public offering of Parent's shares following the Effective Time, and (b) the first anniversary of the Effective Time.

      5.17 MODIFICATION OF CORANGE AGREEMENT. The Company shall use reasonable efforts to cause the Corange Agreement to be amended to provided that Corange's obligation to purchase equity pursuant to Section 2.2(ii) of such agreement shall, after the Effective Time, be an obligation to purchase equity of Parent instead of the Company, all other terms and conditions of such agreement remaining unchanged.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

      The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

      6.1   ACCURACY OF REPRESENTATIONS.

      The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects as of the date hereof and shall be accurate as of the Closing Date as if made on and as of the Closing Date (except representations and warranties that refer specifically to "the date of this Agreement" or a specific date prior to the date of this Agreement) except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (individually and collectively) do not constitute a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

      6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

      6.4 SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the Required Company Shareholder Vote, and the issuance of Parent Common


                                      61.

Stock in the Merger shall have been duly approved by the required Parent Stockholder Vote. Fewer than 9% of the outstanding shares of Company Common Stock shall have voted against approving this Agreement and the Merger at the Company Shareholder Meeting.

      6.5 CONSENTS. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 6.5 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

      6.6 DOCUMENTS. Parent shall have received the following legal documents, each of which shall be in full force and effect:

            (a) a legal opinion of Wilson, Sonsini, Goodrich & Rosati, P.C., dated as of the Closing Date, in the form of Exhibit D;

            (b) a legal opinion of Cooley Godward LLP dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward LLP may rely upon the Continuity of Interest Certificates and tax representation letters referred to in Section 5.10 and a copy of the legal opinion described in Section 7.5(b) hereof). The opinion described in this Section 6.6(b) and in Section 7.5(b) shall be substantially identical in form and substance.);

            (c) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.5 and 6.7 have been duly satisfied; and

      6.7 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations since the date of this Agreement.

      6.8 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      6.9 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

      6.10 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.


                                      62.

      6.11 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

      6.12 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on the Acquired Corporations or on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

      6.13 ASSUMPTION OF WARRANTS. Except for the Company Warrants held by Kevin Kinsella as Trustee of the Kevin J. Kinsella Declaration of Trust dated November 2, 1994 and by Novartis Pharmaceutical Corporation, all of the other Company Warrants (the "Assumed Warrants") outstanding at the Effective Time (including the warrants held by Comdisco, Inc., to the extent such warrants allow assumption in accordance with their respective terms) shall, at the Effective Time; (a) represent an entitlement to receive upon exercise that number of shares of Parent Common Stock which a holder of Company capital stock deliverable upon exercise of the right to purchase such Company capital stock under the relevant warrant would have been entitled in the Merger if the right to purchase such Company capital stock had been exercised immediately prior to the Merger; and (b) be subject to exercise upon payment of a per share exercise price equal to the exercise price applicable immediately before the Effective Time divided by the Exchange Ratio. All restrictions on the exercise of the Assumed Warrants in effect immediately before the Effective Time shall be continuing in full force and effect and the term, exercisability schedule and other provisions of the Assumed Warrants shall otherwise remain unchanged. Prior to the Closing Date, all notices and adjustments to the terms of all Company Warrants outstanding on the Closing Date required to be given or made pursuant to the terms of such Company Warrants shall have been duly and timely given or made.


                                      63.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

      The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

      7.1   ACCURACY OF REPRESENTATIONS.

      The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (individually and collectively) do not constitute a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

      7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

      7.4 SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the Required Company Shareholder Vote, and the issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

      7.5   DOCUMENTS. The Company shall have received the following documents:

            (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit E;

            (b) a legal opinion of Wilson, Sonsini, Goodrich & Rosati, P.C., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, WILSON, SONSINI, GOODRICH & ROSATI, P.C., may rely upon tax representation letters referred to in Section 5.10 and a copy of the legal opinions described in Section 6.6(b). The opinions described in this Section 7.5(b) and in Section 6.6(b) shall be substantially identical in form and substance.); and


                                      64.

            (c) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2,
7.4 and 7.6 have been duly satisfied.

      7.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in Parent's business, financial condition, assets, liabilities, operations or financial performance since the date of this Agreement (it being understood that a decline in Parent's stock price shall not constitute, in and of itself, a Material Adverse Change).

      7.7 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      7.8 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

      7.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

      7.10 DIRECTORS. Parent shall have taken all actions necessary to cause the Board of Directors of Parent following the Effective Time to be constituted of individuals selected in accordance with the procedures set forth in Section 5.15.

SECTION 8.  TERMINATION

      8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after approval of this Agreement and the Merger by the Required Company Shareholder Vote and whether before or after approval of the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder
Vote);

            (a)   by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 1998 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

            (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;


                                      65.

            (d) by either Parent or the Company if (i) the Company Shareholders' Meeting shall have been held and completed and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Company Shareholder Vote; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have paid the fee referred to in Section 8.3(b) prior to such termination, if so required by such Section;

            (e) by either Parent or the Company if (i) the Parent Stockholders' Meeting shall have been held and completed and (ii) the issuance of Parent Common Stock in the Merger shall not have been approved at such meeting by the Required Parent Stockholder Vote, provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(e) unless Parent shall have paid the fee referred to in Section 8.3(d) prior to such termination, if so required by such Section.

            (f) by Parent (at any time prior to the approval of this Agreement and the Merger by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;

            (g) by the Company (at any time prior to the approval of this Agreement and the Merger and the issuance of Parent Common Stock in the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

            (h) by Parent if any of the Company's representations and warranties contained in this Agreement shall be or shall have become inaccurate, or if any of the Company's covenants contained in this Agreement shall have been breached, and such inaccuracy or breach would cause the condition set forth in Sections 6.1 or 6.2, respectively, to not be satisfied; provided, however, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach until 20 days after delivery of written notice of the inaccuracy or breach to the Company by Parent, if the inaccuracy or breach has not at that time been cured;

            (i) by the Company if any of Parent's representations and warranties contained in this Agreement shall be or shall have become inaccurate, or if any of Parent's covenants contained in this Agreement shall have been breached, and such inaccuracy or breach would cause the condition set forth in Sections 7.1 or 7.2, respectively, to not be satisfied; provided, however, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement


                                      66.

under this Section 8.1(i) on account of such inaccuracy or breach until 20 days after delivery of written notice of the breach or inaccuracy to Parent by the Company, if the inaccuracy or breach has not at that time been cured;

            (j) by the Company if a Company Triggering Event shall have occurred and the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; or

            (k) by Parent if a Parent Triggering Event shall have occurred and the board of directors of Parent shall have approved, endorsed or recommended any Acquisition Proposal.

      8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement occurring prior to the date of such termination.

      8.3   EXPENSES; TERMINATION FEES.

            (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto and (ii) the filing of the premerger notification and report forms relating to the Merger under the HSR Act.

            (b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and there shall not have been a Material Adverse Effect on Parent, then the Company shall pay to Parent, in cash (at the time specified in Section 8.3(c)), a nonrefundable fee in the amount of $1,000,000. If this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay to Parent, in cash (at the time specified in Section 8.3(c)), a nonrefundable fee in the amount of $5,000,000. If this Agreement is terminated by the Company pursuant to Section 8.1(j), then the Company shall pay to Parent, in cash, a nonrefundable fee in the amount of $5,000,000 (at the time specified in Section 8.3(c)), plus, in the event of the subsequent consummation of an Acquisition Proposal within 12 months after the date of termination, a nonrefundable fee in the amount set forth in Section 8.3(f) (at the time specified in Section 8.3(f)).


                                      67.

            (c) In the case of termination of this Agreement by the Company pursuant to Section 8.1(d) or 8.1(j), the fee referred to in Section 8.3(b) shall be paid by the Company prior to such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(d) or Section 8.1(f), the fee referred to in Section 8.3(b) shall be paid by the Company within three business days after such termination.

            (d) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) and there shall not have been a Material Adverse Effect on the Company, then Parent shall pay to the Company, in cash (at the time specified in Section 8.3(e)), a nonrefundable fee in the amount of $1,000,000. If this Agreement is terminated by the Company pursuant to Section 8.1(g), then Parent shall pay to the Company, in cash (at the time specified in Section 8.3(e)), a nonrefundable fee in the amount of $5,000,000. If this Agreement is terminated by the Parent pursuant to Section 8.1(k), then Parent shall pay to the Company, in cash, a nonrefundable fee in the amount of $5,000,000 (at the time specified in Section 8.3(e)), plus, in the event of the subsequent consummation of an Acquisition Proposal (within 12 months after the date of termination), a nonrefundable fee in the amount set forth in Section 8.3(f) (at the time specified in Section 8.3(f)).

            (e) In the case of termination of this Agreement by Parent pursuant to Section 8.1(e) or 8.1(k), the fee referred to in Section 8.3(d) shall be paid by Parent prior to such termination, and in the case of termination of this Agreement by the Company pursuant to Section 8.1(e) or
Section 8.1(g), the fee referred to in Section 8.3(d) shall be paid by Parent within three business days after such termination.

            (f) The additional amount to be paid by the Company pursuant to the last clause of Section 8.3(b) shall be equal to five percent (5%) of the excess, if any, of the Value (as defined below) of the Acquisition Proposal that is consummated over $181,000,000. The additional amount to be paid by Parent pursuant to the last clause of Section 8.3(d) shall be equal to five percent (5%) of the excess, if any, of the Value of the Acquisition proposal that is consummated over $194,000,000. Any amounts payable pursuant to this Section 8.3(f) shall be paid one business day after the consummation of the acquisition. Value, for purposes of this Section 8.3(f), shall be equal to the aggregate consideration paid the shareholders of the Company or to the Company, or to the stockholders of Parent or to Parent, as the case may be, with publicly-traded securities valued at the closing price of such securities on the trading day prior to the consummation of the acquisition and with non-publicly-traded securities value in accordance with the valuation placed upon them by the Company's Board of Directors when it made its decision to recommend the Acquisition Proposal. For purposes of calculating the value of consideration paid to shareholders of the Company or stockholders of Parent, as the case may be, all exercisable in-the-money options, warrants and similar rights shall be deemed to have been exercised.


                                      68.

SECTION 9.  MISCELLANEOUS PROVISIONS

      9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after approval of this Agreement and the Merger by the shareholders of the Company; and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders) provided, however, that (i) after any such approval of this Agreement and the Merger by the Company's shareholders, no amendment shall be made which by law or NASD regulation requires further approval of the shareholders of the Company without the further approval of such shareholders, and (ii) after any such approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders, no amendment shall be made which by law or NASD regulation requires further approval of Parent's stockholders without the further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.2   WAIVER.

            (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

      9.4 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the other agreements and schedules referred to herein and therein and the Non-Disclosure Agreement dated as of July 28, 1997 between Parent and the Company constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws


                                      69.

of the State of California as applied to contracts entered into and to be performed entirely within California provided, however that matters of corporate governance involving Parent shall be governed by the Delaware General Corporate Law.

      9.5 JURY WAIVER. The parties hereto hereby agree to waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated thereby in any action, proceeding or other litigation of any type brought by any party against any other party with respect to contracts, claims, tort claims or otherwise. The scope of this waiver is intended to be as broad as permitted by law, covering all disputes that may be filed in any court that relate to the subject matter of this Agreement, including tort claims, contract claims, claims under common law, statutory claims and any action, counterclaim or other proceeding which seeks in whole or in part to challenge the validity or enforceability of this Agreement or the transactions contemplated thereby. This waiver is irrevocable.

      9.6 DISCLOSURE SCHEDULE. The Company Disclosure Schedule and Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 3, and the information disclosed in any numbered or lettered part shall, together with any other information in any other part or parts of the relevant Disclosure Schedule which a reasonable Person would relate to such numbered or lettered part, be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered section and shall otherwise not be deemed to relate to or to qualify any other representation or warranty.

      9.7 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

      9.8 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights by a party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      9.9 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):


                                      70.

             IF TO PARENT:         Arris Pharmaceutical Corporation
                                   180 Kimball Way
                                   South San Francisco, CA  94080
                                   Attention: Frederick Ruegsegger

             WITH A COPY TO:       Cooley Godward LLP
                                   Five Palo Alto Square
                                   3000 El Camino Real
                                   Palo Alto, CA  94306
                                   Attention: Michael R. Jacobson

             IF TO MERGER SUB:     Beagle Acquisition Sub, Inc.
                                   c/o Arris Pharmaceutical Corporation
                                   180 Kimball Way
                                   South San Francisco, CA  94080
                                   Attention: Frederick Ruegsegger

             IF TO THE COMPANY:    Sequana Therapeutics, Inc.
                                   11099 North Torrey Pines Road, Suite 160
                                   La Jolla, CA 92037
                                   Attention: Scott Salka

             WITH A COPY TO:       Wilson Sonsini Goodrich & Rosati P.C.
                                   650 Page Mill Road
                                   Palo Alto, CA  94306
                                   Attention: Michael J. O'Donnell

      9.10 COOPERATION. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

      9.11  CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.


                                      71.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.


                                      72.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                       ARRIS PHARMACEUTICAL CORPORATION



                                       By: /s/ John P. Walker
                                           ----------------------------------



                                       BEAGLE ACQUISITION SUB, INC.



                                       By: /s/ John P. Walker
                                           ----------------------------------



                                       SEQUANA THERAPEUTICS, INC.



                                       By: /s/ Kevin J. Kinsella
                                           ----------------------------------

                                    EXHIBITS


Exhibit A    -    Certain definitions

Exhibit B    -    Form of Articles of Incorporation of Surviving Corporation

Exhibit C    -    Form of Affiliate Agreement

Exhibit D    -    Form of legal opinion of Wilson, Sonsini, Goodrich & Rosati

Exhibit E    -    Form of legal opinion of Cooley Godward LLP

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

      ACQUIRED CORPORATION PROPRIETARY ASSET. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

      ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

      ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of related transactions involving:

            (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Parent or any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires Parent or the Company or more than 50% of Parent's business or the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of Parent or the Company, or (iii) in which any of the Company or Parent issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or Parent, respectively;

            (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of the Company or Parent; or

            (c)   any liquidation or dissolution of the Company or Parent.

      AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

      BEST OF KNOWLEDGE; KNOWLEDGE. Information shall be deemed to be known to the "best of knowledge" or to the "knowledge" of a party if that information was actually known or reasonably should have been known by an executive officer of such party.

      CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $.001 par value, of the Company.

      COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

      COMPANY TRIGGERING EVENT. A "Company Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous (among all directors present) recommendation in favor of, the Merger or approval of this Agreement;
(ii) the Company shall have failed to include in the Joint Proxy Statement the unanimous (among all directors present) recommendation of the board of directors of the Company in favor of approval of this Agreement and the Merger; (iii) the board of directors of the Company fails to unanimously reaffirm its recommendation in favor of approval of this Agreement and the Merger within five business days after the Parent requests in writing that such recommendation be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) the Company shall have failed to hold the Company Shareholders' Meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within five business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (viii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

      CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

      ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

      GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

      HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      JOINT PROXY STATEMENT. "Joint Proxy Statement" shall mean the joint proxy statement/prospectus to be sent to the Company's shareholders in connection with the Company Shareholder's Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

      LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

      LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform obligations under this Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (i) the business, financial condition, assets, liabilities, operations or financial performance of the Parent Corporations taken as a whole, (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform its obligations under this Agreement, or (iii) the ability of the Company's shareholders to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the stock of Parent received by them.

      PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $0.001 par value per share, of Parent.

      PARENT CORPORATION PROPRIETARY ASSET. "Parent Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Parent Corporations or otherwise used by any of the Parent Corporations.

      PARENT TRIGGERING EVENT. A "Parent Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Parent shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Company its unanimous (among all directors present) recommendation in favor of, the Merger or approval of this Agreement;
(ii) Parent shall have failed to include in the Joint Proxy Statement the unanimous (among all directors present) recommendation of the board of directors of Parent in favor of approval of this Agreement and the Merger; (iii) the board of directors of Parent fails to unanimously reaffirm its recommendation in favor of approval of this Agreement and the Merger within five business days after the Company requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Parent shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal;
(vi)
the Parent shall have failed to hold the Parent Shareholders' Meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of the Parent shall have been commenced and the Parent shall not have sent to its security holders, within five business days after the commencement of such tender or exchange offer, a statement disclosing that the Parent recommends rejection of such tender or exchange offer; or (viii) an Acquisition Proposal is publicly announced, and the Parent (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

      PENSION PLAN. "Pension Plan" shall mean any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA).

      PERSON. "Person" shall mean any individual, Entity or Governmental Body.

      PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

      REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      SEC. "SEC" shall mean the United States Securities and Exchange
Commission.

      SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

      SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body.

      SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase more than 50% of outstanding Company Common Stock or Parent Common Stock, as the case may be, on terms that the board of directors of the Company or Parent, as the case may be, determines in its reasonable judgment, after consultation with its financial advisor, to be more favorable to the Company's shareholders or Parent's stockholders, as the case may be, than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

      TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

      TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      WELFARE PLAN. "Welfare Plan" shall mean an employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA).

                                   EXHIBIT B

                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                           SEQUANA THERAPEUTICS, INC.


                                       I.

     The name of this corporation is SEQUANA THERAPEUTICS, INC.


                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

     The corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Ten Million (10,000,000) shares, each having a par value of one-tenth of one cent ($.001).


                                      IV.

     (a) The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        (b) This corporation is authorized to provide indemnification of agents as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

        (c) Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                       V.

        The name and address in the State of California of this corporation's initial agent for service of process is:

                        Daniel Petree
                        180 Kimball Way
                        South San Francisco, California 94080

        These Amended and Restated Articles of Incorporation have been signed on this __ day of _________, 199_.



                                        --------------------------------------

                                    EXHIBIT C

                               AFFILIATE AGREEMENT


      THIS AFFILIATE AGREEMENT is being executed and delivered as of _____________________, 1997 by ("Shareholder") in favor of and for the benefit of Parent, Inc., a Delaware corporation ("Parent").

                                    RECITALS

      A. Shareholder is a shareholder and is an officer and director of Beagle, Inc., a California corporation (the "Company").

      B. Parent, the Company, and Beagle Acquisition Sub, Inc., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger and Reorganization dated as of October ___, 1997 (the "Reorganization Agreement"), providing for the merger of Merger Sub into the Company (the "Merger"). The Reorganization Agreement contemplates that, upon consummation of the Merger, (i) holders of shares of the capital stock of the Company will receive shares of common stock of Parent ("Parent Common Stock") in exchange for their shares of capital stock of the Company and (ii) the Company will become a wholly owned subsidiary of Parent. It is accordingly contemplated that Shareholder will receive shares of Parent Common Stock in the Merger.

      C. Shareholder understands that the Parent Common Stock being issued in the Merger will be issued pursuant to a registration statement on Form S-4, and that Shareholder may be deemed an "affiliate" of Parent as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations of the Securities and Exchange Commission ("Rule 145") under the Securities Act of 1933, as amended (the "Act"), and, as such, Shareholder may only transfer, sell or dispose of such Parent Common Stock in accordance with this Affiliate Agreement and Rule 145.

                                    AGREEMENT

      1. REPRESENTATIONS AND WARRANTIES. Shareholder represents and warrants to Parent as follows:

            a. Shareholder is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number and class of shares of capital stock of the Company set forth beneath Shareholder's signature on the signature page hereof (the "Company Shares"), and Shareholder has good and valid title to the Company Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.


                                      C-1.

            b. Shareholder has carefully read this Affiliate Agreement, and to the extent Shareholder felt necessary, has discussed with counsel the limitations imposed on Shareholder's ability to sell, transfer or otherwise dispose the shares of Parent Common Stock that Shareholder is to receive in the Merger (the "Parent Shares"). Shareholder fully understands the limitations this Affiliate Agreement places upon Shareholder's ability to sell, transfer or otherwise dispose of the Parent Shares.

            c. Shareholder understands that the representations, warranties and covenants set forth in this Affiliate Agreement will be relied upon by Parent and its counsel for purposes of determining whether Parent should proceed with the Merger and for various other purposes.

      2. PROHIBITIONS AGAINST TRANSFER. Shareholder agrees that Shareholder shall not effect any sale, transfer or other disposition of any Parent Shares unless:

            a. such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Act;

            b. such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, as evidenced by a broker's letter and a representation letter executed by Shareholder (satisfactory in form and content to Parent) stating that such requirements have been met;

            c. counsel reasonably satisfactory to Parent shall have advised Parent in a written opinion letter (satisfactory in form and content to Parent), upon which Parent may rely, that such sale, transfer or other disposition will be exempt from registration under the Act; or

            d. an authorized representative of the SEC shall have rendered written advice to Shareholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Parent.

      3.    STOP TRANSFER INSTRUCTIONS; LEGEND.

            Shareholder acknowledges and agrees that (a) stop transfer instructions will be given to Parent's transfer agent with respect to the Parent Shares, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

            "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE


                                      C-2.

            PROVISIONS OF SUCH RULE AND IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS OF , 1997, BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, INC., A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF PARENT, INC."

      4. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Shareholder set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Shareholder.

      5. SPECIFIC PERFORMANCE. Shareholder agrees that in the event of any breach or threatened breach by Shareholder of any covenant, obligation or other provision contained in this Affiliate Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach.

      6. INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to Parent, Shareholder shall hold harmless and indemnify Parent from and against, and shall compensate and reimburse Parent for, any loss, damage, injury, decline in value, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense of any nature (whether or not relating to a third party claim) which is directly or indirectly suffered or incurred at any time by Parent or any of Parent's affiliates or to which Parent or any of Parent's affiliates otherwise becomes subject and that arises from any inaccuracy in or breach of any representation, warranty, covenant or obligation of Shareholder contained in this Affiliate Agreement.

      7. OTHER AGREEMENTS. Nothing in this Affiliate Agreement shall limit any of the rights or remedies of Parent under the Reorganization Agreement, the Voting Agreement dated as of October , 1997 between Shareholder and Parent or any Continuity of Interest Certificate executed by Shareholder in favor of Parent; and nothing in the Reorganization Agreement, said Voting Agreement or any such Continuity of Interest Certificate shall limit any of the rights or remedies of Parent under this Affiliate Agreement.

      8. NOTICES. Any notice or other communication required or permitted to be delivered to Shareholder or Parent under this Affiliate Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):


                                      C-3.

            IF TO PARENT:





            IF TO SHAREHOLDER:





      9. SEVERABILITY. If any provision of this Affiliate Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Affiliate Agreement. Each provision of this Affiliate Agreement is separable from every other provision of this Affiliate Agreement, and each part of each provision of this Affiliate Agreement is separable from every other part of such provision.

      10. GOVERNING LAW. This Affiliate Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

      11. WAIVER. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Affiliate Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Affiliate Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Affiliate Agreement, or any power, right, privilege or remedy under this Affiliate Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      12. CAPTIONS. The captions contained in this Affiliate Agreement are for convenience of reference only, shall not be deemed to be a part of this Affiliate Agreement and


                                      C-4.

shall not be referred to in connection with the construction or interpretation of this Affiliate Agreement.

      13. FURTHER ASSURANCES. Shareholder shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Affiliate Agreement.

      14. ENTIRE AGREEMENT. This Affiliate Agreement, the Reorganization Agreement, the Voting Agreement referred to in Section 7 of this Affiliate Agreement and any Continuity of Interest Certificate referred to in Section 7 of this Affiliate Agreement set forth the entire understanding of Parent and Shareholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Parent and Shareholder relating to the subject matter hereof and thereof.

      15. NON-EXCLUSIVITY. The rights and remedies of Parent hereunder are not exclusive of or limited by any other rights or remedies which Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

      16. AMENDMENTS. This Affiliate Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Shareholder.

      17. ASSIGNMENT. This Affiliate Agreement and all obligations of Shareholder hereunder are personal to Shareholder and may not be transferred or delegated by Shareholder at any time. Parent may freely assign any or all of its rights under this Affiliate Agreement (including its indemnification rights under Section 6), in whole or in part, to any other person or entity without obtaining the consent or approval of Shareholder.

      18. BINDING NATURE. Subject to Section 17, this Affiliate Agreement will inure to the benefit of Parent and its successors and assigns and will be binding upon Shareholder and Shareholder's representatives, executors, administrators, estate, heirs, successors and assigns.

      19. ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of this Affiliate Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).


                                      C-5.

      20. SURVIVAL. Each of the representations, warranties, covenants and obligations contained in this Affiliate Agreement shall survive the consummation of the Merger.

      Shareholder has executed this Affiliate Agreement on __________________, 1997.



                               Signature: _______________________________

                               Number of shares of capital stock of the Company beneficially owned:

                               ______ shares of common stock

                                    EXHIBIT D
           FORM OF LEGAL OPINION OF WILSON, SONSINI, GOODRICH & ROSATI

      1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

      2. All corporate action, including approval by the Company's Board of Directors and Shareholders, required to be taken on the part of the Company to authorize the Company to execute, deliver and perform its obligations under the Reorganization Agreement and to consummate the Merger has been duly and validly taken.

      3. The Reorganization Agreement has been duly authorized, executed and delivered by the Company and is the valid and binding obligation of the Company enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. [Opinion will not extend to Section 8.3.]

      4. The execution and delivery of the Reorganization Agreement by the Company, and the consummation by the Company of the transactions contemplated thereby and compliance by the Company with the provisions thereof, do not violate any provisions of the Company's Amended and Restated Articles of Incorporation[, as amended,] or the Company's Bylaws, as amended and do not violate or contravene any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, which default or violation or contravention would have a Material Adverse Effect on the Company.

      5. No government consent, approval, authorization, registration, declaration or filing is required for the execution and delivery of the Reorganization Agreement on behalf of the Company or for the performance by the Company of the Merger, except for (a) the filing of the agreement of merger with the Secretary of State of the State of California as contemplated by Section 1.3 of the Reorganization Agreement and as required by the California General Corporation Law and (b) such government consents, approvals, authorizations, registrations, declarations and filings as have been obtained or made, unless the failure to obtain or make the same would (A) not have a Material Adverse Effect on the Company and (B) not adversely affect the ability of the Company to consummate the transactions contemplated by the Reorganization Agreement to take place at the Closing.

      6. To the best of our knowledge, except as set forth in the Company's SEC Filings, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that calls into question the validity or performance of the Merger or that, if determined adversely to it, may reasonably be expected to have a Material Adverse Effect on the Company.

    [The opinion may be limited by customary qualifications and limitations.]

                                    EXHIBIT E
                   FORM OF LEGAL OPINION OF COOLEY GODWARD LLP

      1. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      2. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

      3. All corporate action, including approval by Parent's Board of Directors and Stockholders, required to be taken on the part of Parent to authorize Parent to execute, deliver and perform its obligations under the Reorganization Agreement and to consummate the Merger has been duly and validly taken. All corporate action, including approval by Merger Sub's Board of Directors and sole shareholder, required to be taken on the part of Merger Sub to authorize Merger Sub to execute, deliver and perform its obligations under the Reorganization Agreement and to consummate the Merger has been duly and validly taken.

      4. The Reorganization Agreement has been duly authorized, executed and delivered by Parent and by Merger Sub and are the valid and binding obligations of Parent and Merger Sub enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. [Opinion will not extend to Section 8.3.]

      5. The execution and delivery of the Reorganization Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated thereby and compliance by Parent and Merger Sub with the provisions thereof, do not violate any provisions of Parent's Amended and Restated Certificate of Incorporation, as amended, Merger Sub's Articles of Incorporation or Parent's or Merger Sub's Bylaws, and do not violate or contravene any order, writ, judgment, injunction, decree, determination or award which has been entered against Parent and of which we are aware, which default or violation or contravention would have a Material Adverse Effect on Parent.

      6. No government consent, approval, authorization, registration, declaration or filing is required for the execution and delivery of the Reorganization Agreement on behalf of Parent or Merger Sub or for the performance by Parent or Merger Sub of the Merger, except for (a) the filing of the agreement of merger with the Secretary of State of the State of California as contemplated by Section 1.3 of the Reorganization Agreement and as required by the California General Corporation Law and (b) such government consents, approvals, authorizations, registrations, declarations and filings as have been obtained or made, unless the failure to obtain or make the same would (A) not have a Material Adverse Effect on Parent and (B) not adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by the Reorganization Agreement to take place at the Closing.

      7. To the best of our knowledge, except as set forth in the Parent SEC Filings, there is no action, proceeding or investigation pending or overtly threatened against Parent or Merger Sub before any court or administrative agency that calls into question the validity or performance of the Merger or that, if determined adversely to it, may reasonably be expected to have a Material Adverse Effect on Parent.


    [The opinion may be limited by customary qualifications and limitations.]